EXHIBIT 99.4
GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS
Group 1 Automotive, Inc. and Subsidiaries — Consolidated Financial Statements

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Group 1 Automotive, Inc.
We have audited the accompanying consolidated balance sheets of Group 1 Automotive, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Group 1 Automotive, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (Including Partial Cash Settlement)”, which became effective January 1, 2009.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Group 1 Automotive, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas
February 24, 2009, except for changes as described in Notes 2, 7, 9, 15, 18 and 19, as to which the date is August 11, 2009

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(As Adjusted (Note 2))

	December 31,
	2008	2007
	(In thousands,
	except per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,144	$34,248
Contracts-in-transit and vehicle receivables, net	102,834	189,400
Accounts and notes receivable, net	67,350	82,698
Inventories	845,944	878,168
Assets related to discontinued operations	—	30,531
Deferred income taxes	18,474	18,287
Prepaid expenses and other current assets	38,878	29,651

Total current assets	1,096,624	1,262,983

PROPERTY AND EQUIPMENT, net	514,891	427,223
GOODWILL	501,187	486,775
INTANGIBLE FRANCHISE RIGHTS	154,597	300,470
OTHER ASSETS	20,815	28,653

Total assets	$2,288,114	$2,506,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floorplan notes payable — credit facility	$693,692	$648,469
Floorplan notes payable — manufacturer affiliates	128,580	170,911
Current maturities of long-term debt	13,594	12,260
Accounts payable	74,235	111,458
Liabilities related to discontinued operations	—	35,180
Accrued expenses	94,395	100,000

Total current liabilities	1,004,496	1,078,278

LONG-TERM DEBT, net of current maturities	446,878	550,149
OTHER REAL ESTATE RELATED AND LONG-TERM DEBT, net of current maturities	50,444	6,104
CAPITAL LEASE OBLIGATIONS RELATED TO REAL ESTATE, net of current maturities	39,401	26,913
DEFERRED INCOME TAXES	2,768	41,160
LIABILITIES FROM INTEREST RATE RISK MANAGEMENT ACTIVITIES	44,655	16,188
OTHER LIABILITIES	27,135	29,016

Total liabilities before deferred revenues	1,615,777	1,747,808

DEFERRED REVENUES	10,220	16,531
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 1,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000 shares authorized; 26,052 and 25,532 issued, respectively	261	255
Additional paid-in capital	351,405	357,687
Retained earnings	437,087	496,055
Accumulated other comprehensive loss	(38,109)	(9,560)
Treasury stock, at cost; 2,106 and 2,427 shares, respectively	(88,527)	(102,672)

Total stockholders’ equity	662,117	741,765

Total liabilities and stockholders’ equity	$2,288,114	$2,506,104

The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(As Adjusted (Note 2))

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
REVENUES:
New vehicle retail sales	$3,392,888	$3,914,650	$3,713,266
Used vehicle retail sales	1,090,559	1,132,413	1,068,307
Used vehicle wholesale sales	233,262	310,173	322,735
Parts and service sales	750,823	699,906	649,778
Finance, insurance and other, net	186,555	203,075	186,643

Total revenues	5,654,087	6,260,217	5,940,729
COST OF SALES:
New vehicle retail sales	3,178,132	3,652,328	3,446,922
Used vehicle retail sales	975,716	1,001,179	930,978
Used vehicle wholesale sales	237,604	313,768	325,156
Parts and service sales	346,974	318,475	298,366

Total cost of sales	4,738,426	5,285,750	5,001,422

GROSS PROFIT	915,661	974,467	939,307
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	739,430	758,877	717,786
DEPRECIATION AND AMORTIZATION EXPENSE	25,652	20,438	17,694
ASSET IMPAIRMENTS	163,023	16,784	2,241

INCOME (LOSS) FROM OPERATIONS	(12,444)	178,368	201,586
OTHER INCOME AND (EXPENSES):
Floorplan interest expense	(46,377)	(46,822)	(45,308)
Other interest expense, net	(36,783)	(30,068)	(19,234)
Gain (loss) on redemption of senior subordinated and convertible notes	18,126	(1,598)	(488)
Other income, net	302	560	629

INCOME (LOSS) BEFORE INCOME TAXES	(77,176)	100,440	137,185
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(31,166)	35,893	50,092

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(46,010)	$64,547	$87,093
DISCONTINUED OPERATIONS
Loss related to discontinued operations	(3,481)	(1,714)	(1,363)
Income tax benefit related to losses on discontinued operations	1,478	582	469

Loss from discontinued operations	(2,003)	(1,132)	(894)

NET INCOME (LOSS)	$(48,013)	$63,415	$86,199

BASIC EARNINGS (LOSS) PER SHARE:
Earnings (loss) per share from continuing operations	$(2.04)	$2.77	$3.61
Loss per share from discontinued operations	(0.09)	(0.04)	(0.04)

Earnings (loss) per share	$(2.13)	$2.73	$3.57

Weighted average common shares outstanding	22,513	23,270	24,146

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) per share from continuing operations	$(2.03)	$2.76	$3.56
Loss per share from discontinued operations	(0.09)	(0.05)	(0.03)

Earnings (loss) per share	$(2.12)	$2.71	$3.53

Weighted average common shares outstanding	22,671	23,406	24,446

CASH DIVIDENDS PER COMMON SHARE	$0.47	$0.56	$0.55
The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(As Adjusted (Note 2))

						Accumulated Other
						Comprehensive Income (Loss)
						Unrealized	Unrealized	Unrealized
			Additional		Deferred	Gains (Losses)	Gains (Losses)	Gains (Losses)
	Common Stock		Paid-in	Retained	Stock-Based	on Interest	on Marketable	on Currency	Treasury
	Shares	Amount	Capital	Earnings	Compensation	Rate Swaps	Securities	Translation	Stock	Total
	(In thousands)
BALANCE, December 31, 2005	24,588	$246	$276,904	$373,162	$(5,413)	$(384)	$(322)	$—	$(17,400)	$626,793
Impact of adoption of APB 14-1	—	—	64,012	—	—	—	—	—	—	64,012
Comprehensive income:
Net income	—	—	—	86,199	—	—	—	—	—	86,199
Interest rate swap adjustment, net of tax provision of $709	—	—	—	—	—	1,181	—	—	—	1,181
Gain on investments, net of tax provision of $70	—	—	—	—	—	—	116	—	—	116

Total comprehensive income										87,496
Reclassification resulting from adoption of FAS 123(R) on January 1, 2006	—	—	(5,413)	—	5,413	—	—	—	—	—
Purchases of treasury stock	—	—	—	—	—	—	—	—	(54,964)	(54,964)
Issuance of common and treasury shares to employee benefit plans	346	3	(279)	—	—	—	—	—	23,968	23,692
Issuance of restricted stock	303	3	(3)	—	—	—	—	—	—	—
Forfeiture of restricted stock	(72)	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	5,086	—	—	—	—	—	—	5,086
Tax benefit from options exercised and the vesting of restricted shares	—	—	8,089	—	—	—	—	—	—	8,089
Purchase of equity calls	—	—	(116,251)	—	—	—	—	—	—	(116,251)
Sale of equity warrants	—	—	80,551	—	—	—	—	—	—	80,551
Deferred income tax benefit associated with purchase of equity calls	—	—	43,594	—	—	—	—	—	—	43,594
Cash dividends	—	—	—	(13,437)	—	—	—	—	—	(13,437)

BALANCE, December 31, 2006	25,165	252	356,290	445,924	—	797	(206)	—	(48,396)	754,661
Comprehensive income:
Net income	—	—	—	63,415	—	—	—	—	—	63,415
Interest rate swap adjustment, net of tax provision of $6,549	—	—	—	—	—	(10,915)	—	—	—	(10,915)
Gain on investments, net of tax provision of $78	—	—	—	—	—	—	130	—	—	130
Unrealized gain on currency translation								634		634

Total comprehensive income										53,264
Purchases of treasury stock	—	—	—	—	—	—	—	—	(63,039)	(63,039)
Issuance of common and treasury shares to employee benefit plans	(232)	(2)	(8,761)	—	—	—	—	—	8,763	—
Proceeds from sales of common stock under employee benefit plans	214	2	5,036	—	—	—	—	—		5,038
Issuance of restricted stock	414	4	(4)	—	—	—	—	—	—	—
Forfeiture of restricted stock	(29)	(1)	1	—	—	—	—	—	—	—
Stock-based compensation	—	—	4,954	—	—	—	—	—	—	4,954
Tax benefit from options exercised and the vesting of restricted shares	—	—	171	—	—	—	—	—	—	171
Cash dividends	—	—	—	(13,284)	—	—	—	—	—	(13,284)

BALANCE, December 31, 2007	25,532	255	357,687	496,055	—	(10,118)	(76)	634	(102,672)	741,765
Comprehensive income:
Net loss	—	—	—	(48,013)	—	—	—	—	—	(48,013)
Interest rate swap adjustment, net of tax provision of $10,675	—	—	—	—	—	(17,791)	—	—	—	(17,791)
Loss on investments, net of tax provision of $125	—	—	—	—	—	—	(209)	—	—	(209)
Unrealized loss on currency translation	—	—	—	—	—	—	—	(10,549)	—	(10,549)

Total comprehensive loss										(76,562)
Purchases of treasury stock	—	—	—	—	—	—	—	—	(776)	(776)
Issuance of common and treasury shares to employee benefit plans	(358)	(2)	(14,913)	—	—	—	—	—	14,625	(290)
Proceeds from sales of common stock under employee benefit plans	223	2	3,193	—	—	—	—	—	296	3,491
Issuance of restricted stock	736	7	(7)	—	—	—	—	—	—	—
Forfeiture of restricted stock	(81)	(1)	1	—	—	—	—	—	—	—
Stock-based compensation	—	—	6,523	—	—	—	—	—	—	6,523
Tax liability from options exercised and the vesting of restricted shares	—	—	(1,079)	—	—	—	—	—	—	(1,079)
Cash dividends	—	—	—	(10,955)	—	—	—	—	—	(10,955)

BALANCE, December 31, 2008	26,052	$261	$351,405	$437,087	$—	$(27,909)	$(285)	$(9,915)	$(88,527)	$662,117

The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(As Adjusted (Note 2))

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(48,013)	$63,415	$86,199
Net loss from discontinued operations	$2,003	$1,132	$894
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairments	163,023	16,784	2,241
(Gain) loss on repurchase of long-term debt	(18,126)	1,598	488
Depreciation and amortization	25,652	20,438	17,694
Deferred income taxes	(28,359)	13,612	17,676
Stock based compensation	6,523	4,954	5,086
Amortization of debt discount and issue costs	10,229	9,575	5,127
Provision for doubtful accounts and uncollectible notes	1,192	2,442	1,609
Excess tax benefits from stock-based compensation	1,099	(150)	(3,657)
Tax benefit (liability) from options exercised and the vesting of restricted shares	(1,079)	171	8,089
Gains on sales of assets	(718)	(1,180)	(5,849)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Contracts-in-transit and vehicle receivables	87,386	(4,394)	(3,370)
Inventories	57,374	12,597	(29,781)
Floorplan notes payable — manufacturer affiliates	(41,083)	(106,312)	(25,076)
Accounts payable and accrued expenses	(38,847)	(10,155)	(23,933)
Accounts and notes receivable	10,106	(7,046)	3,021
Deferred revenues	(6,311)	(4,374)	(4,996)
Prepaid expenses and other assets	1,695	(2,110)	1,605

Net cash provided by operating activities, from continuing operations	183,746	10,997	53,067

Net cash used in operating activities, from discontinued operations	(13,373)	(3,431)	(4,173)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(142,834)	(146,498)	(71,281)
Cash paid in acquisitions, net of cash received	(48,602)	(281,834)	(246,322)
Proceeds from sales of property and equipment	18,712	22,516	13,289
Proceeds from sales of franchises	6,522	10,192	38,024
Other	1,490	2,658	(2,699)

Net cash used in investing activities, from continuing operations	(164,712)	(392,966)	(268,989)

Net cash provided by (used in) investing activities, from discontinued operations	23,051	(199)	(266)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on credit facility — Floorplan Line	5,118,757	5,493,645	3,851,025
Repayments on credit facility — Floorplan Line	(5,074,782)	(5,268,183)	(3,821,477)
Repayments on credit facility — Acquisition Line	(245,000)	(35,000)	(15,000)
Borrowings on credit facility — Acquisition Line	160,000	170,000	15,000
Borrowings on mortgage facility	54,625	133,684	—
Repurchase of long-term debt	(52,761)	(36,865)	(10,827)
Borrowings of long-term debt related to real estate purchases	50,171	—	—
Dividends paid	(10,955)	(13,284)	(13,437)
Principal payments on mortgage facility	(7,944)	(2,367)	—
Principal payments of long-term debt	(7,449)	(1,861)	(787)
Proceeds from issuance of common stock to benefit plans	3,201	5,038	23,692
Borrowings on other facilities for acquisitions	1,490	—	—
Excess tax benefits from stock-based compensation	(1,099)	150	3,657
Repurchases of common stock, amounts based on settlement date	(776)	(63,039)	(54,964)
Debt issue costs	(365)	(3,630)	(6,726)
Repayments on other facilities for divestitures	—	(2,498)	(4,880)
Proceeds from issuance of 2.25% Convertible Notes	—	—	287,500
Purchase of equity calls	—	—	(116,251)
Sale of equity warrants	—	—	80,551

Net cash provided by (used in) financing activities, from continuing operations	(12,887)	375,790	217,076

Net cash provided by (used in) financing activities, from discontinued operations	(21,103)	4,750	3,666

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(5,826)	(33)	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11,104)	(5,092)	381
CASH AND CASH EQUIVALENTS, beginning of period	34,248	39,340	38,959

CASH AND CASH EQUIVALENTS, end of period	$23,144	$34,248	$39,340

The accompanying notes are an integral part of these consolidated financial statements.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
1. BUSINESS AND ORGANIZATION
     Group 1 Automotive, Inc., a Delaware corporation, through its subsidiaries, is a leading operator in the automotive retailing industry with operations in the states of Alabama, California, Florida, Georgia, Kansas, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, Oklahoma, South Carolina, and Texas in the United States of America and in the towns of Brighton, Hailsham and Worthing in the United Kingdom (the “U.K.”). Through their dealerships, these subsidiaries sell new and used cars and light trucks; arrange related financing, and sell vehicle service and insurance contracts; provide maintenance and repair services; and sell replacement parts. Group 1 Automotive, Inc. and its subsidiaries are herein collectively referred to as the “Company” or “Group 1.”
     Prior to January 1, 2006, our retail network was organized into 13 regional dealership groups, or “platforms”. In 2006 and 2007, the Company reorganized its operations and as of December 31, 2008, the retail network consisted of the following three regions (with the number of dealerships they comprised): (i) the Eastern (40 dealerships in Alabama, Florida, Georgia, Louisiana, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York and South Carolina ), (ii) the Central (46 dealerships in Kansas, Oklahoma, and Texas), (iii) the Western (11 dealerships in California). Each region is managed by a regional vice president reporting directly to the Company’s Chief Executive Officer. In addition, our international operations consist of three dealerships in the U.K. also managed locally with direct reporting responsibilities to the Company’s corporate management team.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Adjustment for the Retrospective Application of APB 14-1
     In May 2008, the FASB finalized FSP APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion” (“APB 14-1”), which specifies the accounting for certain convertible debt instruments, including the Company’s 2.25% Convertible Senior Notes issued June 26, 2006 and due 2036 (the “2.25% Notes”). For convertible debt instruments that may be settled entirely or partially in cash upon conversion, APB 14-1 requires an entity to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s economic interest cost. APB 14-1 was effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption was not permitted.
     On January 1, 2009, the Company adopted APB 14-1 and retrospectively adjusted the financial statements as of December 31, 2008, 2007 and 2006 and the years then ended to reflect its adoption of APB 14-1. Upon implementation of APB 14-1, the Company determined the fair value of a non-convertible debt instrument using the estimated effective interest rate for similar debt with no convertible features. The effective interest rate of 7.8% was estimated by comparing debt issuances from companies with similar credit ratings during the same annual period as the Company. The Company utilized a ten-year term for the assessment of the fair value of its convertible debt with any currently remaining discount amortization to be amortized over the next seven years. The adoption of APB 14-1 for the Company’s 2.25% Notes required the equity component of the 2.25% Notes to be initially included in the paid-in-capital section of stockholders’ equity on the Company’s Consolidated Balance Sheets and the value of the equity component to be treated as an original issue discount for purposes of accounting for the debt component of the 2.25% Notes. Higher non-cash interest expense results from the accretion of the discounted carrying value of the 2.25% Notes to their face amount as interest expense over the expected term of the 2.25% Notes using an effective interest rate method of amortization. Repurchases of the 2.25% Notes, including those executed during the fourth quarter of 2008, reduce the additional interest charge on a prospective basis. Gains on the repurchase of the 2.25% Notes are reduced, both on a retrospective and prospective basis, as a result of the application of APB 14-1, reflecting the write-off of the associated discount described above.
     The information contained in these financial statements and the notes thereto reflect only the adjustments described below that were necessary to adopt APB 14-1 and do not reflect events occurring after February 25, 2009, the date of the filing of the Company’s Original 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     The following table sets forth the effect of the retrospective application of APB 14-1 on certain previously reported line items on the Consolidated Statements of Operations:

	Year ended December 31,
	2008		2007		2006
	(In thousands, except per share amounts)
	Originally	As	Originally	As	Originally	As
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Other interest expense, net	$(28,916)	$(36,783)	$(22,771)	$(30,068)	$(15,708)	$(19,234)

Gain (loss) on redemption of senior subordinated and convertible notes	36,629	18,126	(1,598)	(1,598)	(488)	(488)

Income (loss) before Income Taxes	(50,806)	(77,176)	107,737	100,440	140,711	137,185

Provision for (Benefit from) Income Taxes	(21,316)	(31,166)	38,653	35,893	51,427	50,092

Income (loss) from continuing operations	(29,490)	(46,010)	69,084	64,547	89,284	87,093

Net Income (Loss)	$(31,493)	$(48,013)	$67,952	$63,415	$88,390	$86,199

Basic earnings (loss) per share:
Earnings (loss) per share from continuing operations	$(1.31)	$(2.04)	$2.97	$2.77	$3.70	$3.61

Net Income (loss) per share	$(1.40)	$(2.13)	$2.92	$2.73	$3.66	$3.57

Diluted earnings (loss) per share:
Earnings (loss) per share from continuing operations	$(1.30)	$(2.03)	$2.95	$2.76	$3.65	$3.56

Net income (loss) per share	$(1.39)	$(2.12)	$2.90	$2.71	$3.62	$3.53
     The following table sets forth the effect of the retrospective application of APB 14-1 on certain previously reported line items on the Consolidated Balance Sheets:

	Year ended December 31,
	2008		2007
	(In thousands)
	Originally	As	Originally	As
	Reported	Adjusted	Reported	Adjusted
Other Assets(1)	$42,786	$20,815	$28,730	$28,653

Total assets	2,310,085	2,288,114	2,506,181	2,506,104

Long-Term Debt, net of current maturities	512,154	446,878	641,821	550,149

Deferred Income Tax Liability	227	2,768	6,849	41,160

Total liabilities before deferred revenues	1,678,512	1,615,777	1,805,169	1,747,808

Additional Paid-in Capital	287,393	351,405	293,675	357,687

Retained Earnings	460,335	437,087	502,783	496,055

Total stockholders’ equity	$621,353	$662,117	$684,481	$741,765

(1)	The impact of APB 14-1 on Other Assets for the year ended December 31, 2008 includes an adjustment of $21.9 million to reduce the Company’s deferred income tax asset.
     In addition, the adoption of APB 14-1 resulted in changes to our Consolidated Statements of Cash Flows, Consolidated Statements of Stockholders’ Equity, and Notes 7, 9, 15, 18, and 19.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     As of December 31, 2008, 2007 and June 26, 2006 (the date of issuance of the 2.25% Notes), the carrying value of the 2.25% Notes, related discount and equity component consisted of the following:

	December 31,	December 31,	June 26,
	2008	2007	2006
	(Dollars in thousands)
Carrying amount of equity component, net of deferred income taxes	$65,545	$65,545	$65,545
Allocated underwriter fees, net of deferred income taxes	(1,475)	(1,475)	(1,475)
Allocated debt issuance cost, net of deferred income taxes	(58)	(58)	(58)

Total net equity component	$64,012	$64,012	$64,012

Deferred income tax component	$24,461	$34,312	$38,408

Principal amount of 2.25% Notes	224,500	287,500	$287,500
Unamortized discount	(66,561)	(93,590)	(104,873)
Unamortized underwriter fees	(2,606)	(3,667)	(4,109)

Net carrying amount of liability component	$155,333	$190,243	$178,518

Net impact of APB 14-1 on retained earnings	$(23,249)	$(6,730)	$—

Effective interest rate of liability component	7.8%	7.8%	7.8%

Year-to-date contractual interest expense	$6,311	$6,491	$—
Year-to-date discount amortization	8,147	7,598	—
Unamortized debt issuance cost	104	145	163
     During the fourth quarter of 2008, the Company repurchased $63.0 million par value of our outstanding 2.25% Notes for net cash of $26.1 million and realized a net gain of approximately $17.2 million (after adjustments from the implementation of APB 14-1) included in the Consolidated Statement of Operations. In conjunction with the repurchases, $19.7 million of unamortized costs were written off including the APB 14-1 discount, underwriters’ fees and debt issuance costs. The unamortized cost of the related purchased options acquired at the time the repurchased 2.25% Notes were issued, $21.3 million, which was deductible as original issue discount for tax purposes, was taken into account in determining the Company’s tax gain. Accordingly, the Company recorded a proportionate reduction in its deferred tax assets. No value was attributed to the equity component of the 2.25% Notes at the time of the redemption and, therefore, no adjustment to additional paid-in-capital was recognized.
     Basis of Presentation
     All acquisitions of dealerships completed during the periods presented have been accounted for using the purchase method of accounting and their results of operations are included from the effective dates of the closings of the acquisitions. The allocations of purchase price to the assets acquired and liabilities assumed are assigned and recorded based on estimates of fair value. All intercompany balances and transactions have been eliminated in consolidation.
     Revenue Recognition
     Revenues from vehicle sales, parts sales and vehicle service are recognized upon completion of the sale and delivery to the customer. Conditions to completing a sale include having an agreement with the customer, including pricing, and the sales price must be reasonably expected to be collected.
     In accordance with EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company records the profit it receives for arranging vehicle fleet transactions net in other finance and insurance revenues, net. Since all sales of new vehicles must occur through franchised new vehicle dealerships, the dealerships effectively act as agents for the automobile manufacturers in completing sales of vehicles to fleet customers. As these customers typically order the vehicles, the Company has no significant general inventory risk. Additionally, fleet customers generally receive special purchase incentives from the automobile manufacturers and the Company receives only a nominal fee for facilitating the transactions. Taxes collected from customers and remitted to governmental agencies are not included in total revenues.
     The Company arranges financing for customers through various institutions and receives financing fees based on the difference between the loan rates charged to customers and predetermined financing rates set by the financing institution. In addition, the Company receives fees from the sale of vehicle service contracts to customers. The Company may be charged back a portion of the financing, insurance contract and vehicle service contract fees in the event of early termination of the contracts by customers. Revenues from these fees are recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on the Company’s historical operating results and the termination provisions of the applicable contracts.
     The Company consolidates the operations of its reinsurance companies. The Company reinsures the credit life and accident and health insurance policies sold by its dealerships. All of the revenues and related direct costs from the sales of these policies are deferred and recognized over the life of the policies, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”). During 2008, the Company terminated its offerings of credit life and accident and health insurance policies. Investment of the net assets of these companies are regulated by state insurance commissions and consist of permitted investments, in general, government-backed securities and obligations of government agencies. These investments are classified as available-for-sale and are carried at market value. These investments, along with restricted cash that is not invested, are classified as other long-term assets in the accompanying consolidated balance sheets.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     Cash and Cash Equivalents
     Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less at the date of purchase. Included in other assets is approximately $2.3 million of cash restricted for specific purposes. As of December 31, 2008 and 2007, cash and cash equivalents excludes $44.9 million and $64.5 million, respectively, of immediately available funds used to pay down the Floorplan Line of the Revolving Credit Facility, which is the Company’s primary vehicle for the short-term investment of excess cash.
     Contracts-in-Transit and Vehicle Receivables
     Contracts-in-transit and vehicle receivables consist primarily of amounts due from financing institutions on retail finance contracts from vehicle sales. Also included are amounts receivable from vehicle wholesale sales.
     Inventories
     New, used and demonstrator vehicles are stated at the lower of specific cost or market. Vehicle inventory cost consists of the amount paid to acquire the inventory, plus reconditioning cost, cost of equipment added and transportation cost. Additionally, the Company receives interest assistance from some of the automobile manufacturers. Such assistance is accounted for as a vehicle purchase price discount and is reflected as a reduction to the inventory cost on the balance sheet and as a reduction to cost of sales in the income statement as the vehicles are sold. At December 31, 2008 and 2007, inventory cost had been reduced by $6.0 million and $6.4 million, respectively, for interest assistance received from manufacturers. New vehicle cost of sales has been reduced by $28.3 million, $37.2 million and $36.9 million for interest assistance received related to vehicles sold for the years ended December 31, 2008, 2007 and 2006, respectively.
     Parts and accessories are stated at the lower of cost (determined on a first-in, first-out basis) or market.
     Market adjustments are provided against the inventory balances based on the historical loss experience and management’s considerations of current market trends.
     Property and Equipment
     Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.
     Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of the assets, are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in current operations.
     Goodwill
     Goodwill represents the excess, at the date of acquisition, of the purchase price of businesses acquired over the fair value of the net tangible and intangible assets acquired. The Company performs the annual impairment assessment of goodwill by reporting unit at the end of each calendar year using a fair-value based, two-step test. The Company also performs an impairment assessment more frequently if events or circumstances occur at a reporting unit between annual assessments that would more likely than not reduce the fair value of the reporting unit below its carrying value. As of December 31, 2008, the Company defined its reporting units as each of its three regions and the U.K. See Note 10 for additional details regarding the Company’s goodwill.
     In evaluating goodwill for impairment, the Company compares the carrying value of the net assets of each reporting unit to its respective fair value. This represents the first step of the impairment test. If the fair value of a reporting unit is less than the carrying value of its net assets, the Company is then required to proceed to step two of the impairment test. The second step involves allocating the calculated fair value to all of the tangible and identifiable intangible assets of the reporting unit as if the calculated fair value was the purchase price of the business combination. This allocation could result in assigning value to intangible assets not previously recorded separately from goodwill prior to the adoption of SFAS No. 141, “Business Combinations” (“SFAS 141”), which could result in less implied residual value assigned to goodwill (see discussion regarding franchise rights acquired prior to July 1, 2001, in “Intangible Franchise Rights” below). The Company then compares the value of the implied goodwill resulting from this second step to the carrying value of the goodwill in the reporting unit. To the extent the carrying value of the goodwill exceeds the implied fair value, an impairment charge equal to the difference is recorded.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     In completing step one of the impairment analysis, the Company uses a combination of the discounted cash flow (or income) and market approaches to estimate the fair value of each reporting unit. Included in this analysis are assumptions regarding revenue growth rates, future gross margin estimates, future selling, general and administrative expense rates and the Company’s weighted average cost of capital. The Company also estimates residual values at the end of the forecast period and future capital expenditure requirements. For the market approach, the Company utilizes recent multiples of guideline companies for both revenue and pretax income.
     Intangible Franchise Rights
     The Company’s only significant identifiable intangible assets, other than goodwill, are rights under franchise agreements with manufacturers, which are recorded at an individual dealership level. The Company expects these franchise agreements to continue for an indefinite period and, when these agreements do not have indefinite terms, the Company believes that renewal of these agreements can be obtained without substantial cost. As such, the Company believes that its franchise agreements will contribute to cash flows for an indefinite period and, therefore, the carrying amount of franchise rights are not amortized. Franchise rights acquired in acquisitions prior to July 1, 2001, were recorded and amortized as part of goodwill and remain as part of goodwill at December 31, 2008 and 2007 in the accompanying consolidated balance sheets. Since July 1, 2001, intangible franchise rights acquired in business combinations have been recorded as distinctly separate intangible assets and, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), the Company evaluates these franchise rights for impairment annually, or more frequently if events or circumstances indicate possible impairment has occurred. See Note 10 and Note 13 for additional details regarding the Company’s intangible franchise rights.
     Long-Lived Assets
     SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that long-lived assets be reviewed for impairment whenever there is evidence that the carrying amount of such assets may not be recoverable. This consists of comparing the carrying amount of the asset with its expected future undiscounted cash flows without interest costs. If the asset carrying amount is less than such cash flow estimate, then it is required to be written down to its fair value. Estimates of expected future cash flows represent management’s best estimate based on currently available information and reasonable and supportable assumptions. See Note 10 for additional details regarding the Company’s long-lived assets.
     Income Taxes
     Currently, the Company operates in 15 different states in the U.S. and one other country, each of which has unique tax rates and payment calculations. As the amount of income generated in each jurisdiction varies from period to period, the Company’s estimated effective tax rate can vary based on the proportion of taxable income generated in each jurisdiction.
     The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are realized or liabilities are settled. A valuation allowance reduces deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.
     Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109” (“FIN 48”). This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order to be recognized in the financial statements (See Note 9 for additional information). No cumulative adjustment was required to effect the adoption of FIN 48.
     Self-Insured Medical and Property/Casualty Plans
     The Company purchases insurance policies for worker’s compensation, liability, auto physical damage, property, pollution, employee medical benefits and other risks consisting of large deductibles and/or self insured retentions. The Company’s claim and loss history is reviewed on a periodic basis to estimate the future liability for claims arising under these programs. The insurance reserves are estimated using actuarial evaluations based upon historical loss experience, claims handling fees and adjusted for loss development factors. See Note 4 for a discussion of the effects of Hurricanes Katrina and Rita on the Company’s 2006 and 2005 results.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     Fair Value of Financial Instruments
     The Company’s financial instruments consist primarily of cash and cash equivalents, contracts-in-transit and vehicle receivables, accounts and notes receivable, investments in debt and equity securities, accounts payable, credit facilities, long-term debt and interest rate swaps. The fair values of cash and cash equivalents, contracts-in-transit and vehicle receivables, accounts and notes receivable, accounts payable, and credit facilities approximate their carrying values due to the short-term nature of these instruments or the existence of variable interest rates. The Company’s investments in debt and equity securities are classified as available-for-sale securities and thus are carried at fair market value. As of December 31, 2008 and 2007, the Company’s 8.25% Senior Subordinated Notes due 2013 (the “8.25% Notes”) had a carrying value, net of applicable discount, of $72.9 million and $100.3 million, respectively, and a fair value, based on quoted market prices, of $48.9 million and $102.4 million, respectively. Also, as of December 31, 2008 and 2007, the Company’s 2.25% Notes had a carrying value, net of applicable discount, of $155.3 million and $190.2 million, respectively, and a fair value, based on quoted market prices, of $95.1 million and $200.2 million, respectively. The Company’s derivative financial instruments are recorded at fair market value. See Note 16 for further details regarding the Company’s derivative financial instruments.
     Foreign Currency Translation
     The functional currency for our foreign subsidiaries is the Pound Sterling. The financial statements of all our foreign subsidiaries have been translated into U.S. Dollars in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation.” All assets and liabilities of foreign operations are translated into U.S. Dollars using period-end exchange rates and all revenues and expenses are translated at average rates during the respective period. The U.S. Dollar results that arise from such translation are included in the cumulative currency translation adjustments in accumulated other comprehensive income in stockholders’ equity and other income and expense, when applicable.
     Derivative Financial Instruments
     The Company’s primary market risk exposure is increasing interest rates. Interest rate derivatives are used to adjust interest rate exposures when appropriate based on market conditions.
     The Company follows the requirements of SFAS Nos. 133, 137, 138 and 149 (collectively “SFAS 133”) pertaining to the accounting for derivatives and hedging activities. SFAS 133 requires the Company to recognize all derivative instruments on the balance sheet at fair value. The related gains or losses on these transactions are deferred in stockholders’ equity as a component of accumulated other comprehensive loss. These deferred gains and losses are recognized in income in the period in which the related items being hedged are recognized in expense. However, to the extent that the change in value of a derivative contract does not perfectly offset the change in the value of the items being hedged, that ineffective portion is immediately recognized in income. All of the Company’s interest rate hedges are designated as cash flow hedges.
     Factory Incentives
     In addition to the interest assistance discussed above, the Company receives various incentive payments from certain of the automobile manufacturers. These incentive payments are typically received on parts purchases from the automobile manufacturers and on new vehicle retail sales. These incentives are reflected as reductions of cost of sales in the statement of operations.
     Advertising
     The Company expenses production and other costs of advertising as incurred. Advertising expense for the years ended December 31, 2008, 2007 and 2006, totaled $52.1 million, $57.9 million and $66.1 million, respectively. Additionally, the Company receives advertising assistance from some of the automobile manufacturers. The assistance is accounted for as an advertising expense reimbursement and is reflected as a reduction of advertising expense in the income statement as the vehicles are sold, and in accrued expenses on the balance sheet for amounts related to vehicles still in inventory on that date. Advertising expense has been reduced by $16.7 million, $18.9 million and $16.8 million for advertising assistance received related to vehicles sold for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008 and 2007, the accrued expenses caption of the Consolidated Balance Sheets included $3.7 million and $3.4 million, respectively, related to deferrals of advertising assistance received from the manufacturers.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     Business and Credit Risk Concentrations
     The Company owns and operates franchised automotive dealerships in the United States and in the U.K. Automotive dealerships operate pursuant to franchise agreements with vehicle manufacturers. Franchise agreements generally provide the manufacturers or distributors with considerable influence over the operations of the dealership and generally provide for termination of the franchise agreement for a variety of causes. The success of any franchised automotive dealership is dependent, to a large extent, on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers or distributors of which the Company holds franchises. The Company purchases substantially all of its new vehicles from various manufacturers or distributors at the prevailing prices to all franchised dealers. The Company’s sales volume could be adversely impacted by the manufacturers’ or distributors’ inability to supply the dealerships with an adequate supply of vehicles. For the year ended December 31, 2008, Toyota (including Lexus, Scion and Toyota brands), Honda (including Acura and Honda brands), Nissan (including Infiniti and Nissan brands), Ford (including Ford, Lincoln, Mercury, and Volvo brands), BMW (including Mini and BMW brands), Chrysler (including Chrysler, Dodge and Jeep brands), and Mercedes-Benz (including Mercedes-Benz, Smart and Maybach brands) accounted for 35.1%, 14.0%, 12.7%, 9.5%, 8.7%, 6.0% and 5.9% of the Company’s new vehicle sales volume, respectively. No other manufacturer accounted for more than 5.0% of the Company’s total new vehicle sales volume in 2008. Through the use of an open account, the Company purchases and returns parts and accessories from/to the manufacturers and receives reimbursement for rebates, incentives and other earned credits. As of December 31, 2008, the Company was due $36.1 million from various manufacturers (see Note 12). Receivable balances from Mercedes-Benz, Ford, Toyota, General Motors, BMW, Chrysler, Honda, and Nissan represented 22.5%, 15.8%, 15.3%, 13.9%, 8.0%, 7.8%, 5.7% and 4.9%, respectively, of this total balance due from manufacturers.
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant estimates made by management in the accompanying consolidated financial statements relate to inventory market adjustments, reserves for future chargebacks on finance and vehicle service contract fees, self-insured property/casualty insurance exposure, the fair value of assets acquired and liabilities assumed in business combinations, the valuation of goodwill and intangible franchise rights, and reserves for potential litigation. Actual results could differ from those estimates.
     Statements of Cash Flows
     With respect to all new vehicle floorplan borrowings, the manufacturers of the vehicles draft the Company’s credit facilities directly with no cash flow to or from the Company. With respect to borrowings for used vehicle financing, the Company chooses which vehicles to finance and the funds flow directly to the Company from the lender. All borrowings from, and repayments to, lenders affiliated with the vehicle manufacturers (excluding the cash flows from or to affiliated lenders participating in our syndicated lending group) are presented within cash flows from operating activities on the Consolidated Statements of Cash Flows and all borrowings from, and repayments to, the syndicated lending group under the revolving credit facility (including the cash flows from or to affiliated lenders participating in the facility) are presented within cash flows from financing activities.
     Upon entering into a new financing arrangement with DaimlerChrysler Services North America LLC in December 2005, the Company repaid approximately $157.0 million of floorplan borrowings under the revolving credit facility with funds provided by this new facility. On February 28, 2007, the DaimlerChrysler Facility matured. The Company elected not to renew the DaimlerChrysler Facility and used available funds from our floorplan line of our revolving credit facility to pay off the outstanding balance of $112.1 million on the maturity date. These repayments are reflected as a use of cash within cash flows from operating activities and a source of cash within cash flows from financing activities for 2007.
     During 2006, the Company issued $287.5 million of 2.25% Notes. In association with the issuance of these notes, the Company purchased ten-year call options on its common stock totaling $116.3 million. As a result of purchasing these options, a $43.6 million deferred tax asset was recorded as a $43.6 million increase to additional paid in capital on the accompanying consolidated balance sheet. There was no cash inflow or outflow associated with the recording of this tax benefit. See Note 15 for a description of the issuance of the 2.25% Notes and the purchase of the call options.
     Cash paid for interest was $86.8 million, $85.4 million and $75.1 million in 2008, 2007 and 2006, respectively. Cash paid for income taxes was $3.1 million, $18.6 million and $37.1 million in 2008, 2007 and 2006, respectively.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     Related-Party Transactions
     From time to time, the Company has entered into transactions with related parties. Related parties include officers, directors, five percent or greater stockholders and other management personnel of the Company.
     At times, the Company has purchased its stock from related parties. These transactions were completed at then current market prices. See Note 8 for a summary of related party lease commitments. See Note 20 for a summary of other related party transactions.
     Stock-Based Compensation
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R) using the modified-prospective transition method. Under this transition method, compensation cost recognized for the year ended December 31, 2006 includes: (a) compensation cost for all stock-based payments granted through December 31, 2005, for which the requisite service period had not been completed as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, (b) compensation cost for all stock-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R), and (c) the fair value of the shares sold to employees subsequent to December 31, 2005, pursuant to the employee stock purchase plan. As permitted under the transition rules for SFAS 123(R), results for prior periods were not restated. See Note 5 for further details regarding the Company’s stock based compensation plans and activities.
     Rental Costs Associated with Construction
     In October 2005, the FASB staff issued FASB Staff Position No. FAS 13-1, “Accounting for Rental Costs Incurred During a Construction Period,” which, starting prospectively in the first reporting period beginning after December 15, 2005, requires companies to expense, versus capitalizing into the carrying costs, rental costs associated with ground or building operating leases that are incurred during a construction period. The Company adopted the provisions of FAS 13-1 effective January 1, 2006. During the years ended December 31, 2007 and 2006, the Company expensed rental cost incurred during construction of approximately $1.2 million and $2.0 million, respectively. The Company did not incur any rental construction cost during construction during the year ended December 31, 2008. As permitted by FAS 13-1, the Company has not restated prior year’s financial statements relative to the adoption of FAS 13-1.
     Business Segment Information
     The Company, through its operating companies, operates in the automotive retailing industry. All of the operating companies sell new and used vehicles, arrange financing, vehicle service, and insurance contracts, provide maintenance and repair services and sell replacement parts. The operating companies are similar in that they deliver the same products and services to a common customer group, their customers are generally individuals, they follow the same procedures and methods in managing their operations, and they operate in similar regulatory environments. Additionally, the Company’s management evaluates performance and allocates resources based on the operating results of the individual operating companies. For the reasons discussed above, all of the operating companies represent one reportable segment under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). Accordingly, the accompanying consolidated financial statements reflect the operating results of the Company’s reportable segment. By geographic area, the Company’s sales to external customers from its domestic operations for the year ended December 31, 2008 and 2007, were $5,491.8 million and $6,086.9 million, respectively, and from its foreign operations were $162.3 million and $173.3 million, respectively. The Company’s domestic long-lived assets other than goodwill, intangible assets and financial instruments as of December 31, 2008 and 2007, were $531.3 million and $418.3 million, respectively, and foreign long-lived assets other than financial instruments as of December 31, 2008 and 2007, were $20.3 million and $28.4 million, respectively.
     Recent Accounting Pronouncements
     Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements, for all of its financial assets and liabilities. The statement does not require new fair value measurements, but emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability and provides guidance on how to measure fair value by providing a fair value hierarchy for classification of financial assets or liabilities based upon measurement inputs. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The adoption of SFAS 157 did not have a material effect on the Company’s results of operations or financial position. See Note 16 for the application of SFAS 157 and further details regarding fair value measurement of the Company’s financial assets and liabilities as of December 31, 2008.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     In November 2007, the FASB deferred for one year the implementation of SFAS No. 157 for non-financial assets and liabilities. In February 2008 the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”, (SFAS 157-2), which defers the effective date of SFAS 157, as it related to non-financial assets and non-financial liabilities, to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company has evaluated its financial statements and has determined the adoption of this pronouncement upon its existing nonfinancial assets, such as goodwill and intangible assets, will not materially impact the Company as the Company already utilizes an income approach in measuring the fair value of its nonfinancial assets as prescribed by SFAS 157. Upon adoption the Company anticipates enhancing its current disclosures surrounding its nonfinancial assets and liabilities to meet the requirements of SFAS 157 similarly to those already provided for its financial assets and liabilities in Note 16. The Company determined it currently does not hold any nonfinancial liabilities for which this pronouncement is applicable.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards, which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use a fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. The Company adopted SFAS 159 effective January 1, 2008, and elected not to measure any of its currently eligible financial assets and liabilities at fair value.
     In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations” (“SFAS 141 (R)”), which significantly changes the accounting for business acquisitions both during the period of the acquisition and in subsequent periods. The more significant changes in the accounting for acquisitions which could impact the Company are:
•	certain transactions cost, which are presently treated as cost of the acquisition, will be expensed;

•	restructuring costs associated with a business combination, which are presently capitalized, will be expensed subsequent to the acquisition date;

•	contingencies, including contingent consideration, which are presently accounted for as an adjustment of purchase price when resolved, will be recorded at fair value at the date of purchase with subsequent changes in fair value recognized in income; and

•	valuation allowances on acquired deferred tax assets, which are presently considered to be subsequent changes in consideration and are recorded as decreases in goodwill, will be recognized at the date of purchase and in income.
     SFAS 141 (R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 31, 2008, with an exception related to the accounting for valuation allowances on deferred taxes and acquired contingencies related to acquisitions completed before the effective date. The Company did not execute any business combinations on or subsequent to December 31, 2008 for the 2009 annual period. The Company does not anticipate a material impact from this pronouncement on its financial position or results from operations upon adoption.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), an amendment of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which requires disclosures of the objectives of derivative instruments and hedging activities, the method of accounting for such instruments and activities under SFAS No. 133 and its related interpretations, and disclosure of the affects of such instruments and related hedged items on an entity’s financial position, financial performance, and cash flows. The statement encourages but does not require comparative disclosures for earlier periods at initial application. SFAS 161 is effective for financial statements issued for years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not believe this statement will have a material financial impact on the Company but only enhance its current disclosures contained within its consolidated financial statements.
     In April 2008, the FASB issued FASB Staff Position SFAS 142-3, “Determination of the Useful Life of Intangible Assets” (“SFAS 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. SFAS 142-3 enhances the guidance over the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations” (“SFAS 141”). SFAS 142-3 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The measurement provision of this standard will apply only to intangible assets acquired after the effective date. The Company is currently evaluating the impact of this pronouncement on its processes for determining and evaluating the useful life of its intangible assets.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     Reclassifications
     On June 30, 2008, the Company disposed of certain operations that qualified for discontinued operations accounting treatment. In order to reflect these operations as discontinued, the necessary reclassifications have been made to the Company’s Consolidated Statement of Operations, as well as the Consolidated Statement of Cash Flows for the years ended December 31, 2008, 2007 and 2006.
3. ACQUISITIONS
     During 2008, the Company completed acquisitions of 3 luxury and 2 domestic dealership franchises located in California, Maryland and Texas. Total cash consideration paid, net of cash received, of $48.6 million, included $16.7 million for related real estate and the incurrence of $9.8 million of inventory financing. During 2007, the Company acquired 14 automobile dealership franchises located in California, Georgia, Kansas, New York, South Carolina, and internationally in southeastern England for total cash consideration, net of cash received, of $281.8 million, including $75.0 million for related real estate and $72.9 million paid to the sellers’ financing sources to pay off outstanding floorplan borrowings. During 2006, the Company acquired 13 automobile dealership franchises located in Alabama, California, Mississippi, New Hampshire, New Jersey and Oklahoma for total cash consideration, net of cash received, of $246.3 million, including $30.6 million paid for the associated real estate and $58.9 million paid to the sellers’ financing sources to pay off outstanding floorplan borrowings. The accompanying December 31, 2007, consolidated balance sheet includes preliminary allocations of the purchase price for all of the 2007 acquisitions based on their estimated fair values at the dates of acquisition and are subject to final adjustment.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
4. HURRICANES KATRINA AND RITA BUSINESS INTERRUPTION INSURANCE
     On August 29, 2005, Hurricane Katrina struck the Gulf Coast of the United States, including New Orleans, Louisiana. At that time, the Company operated six dealerships in the New Orleans area, consisting of nine franchises. Two of the dealerships were located in the heavily flooded East Bank of New Orleans and nearby Metairie areas, while the other four are located on the West Bank of New Orleans, where flood-related damage was less severe. The East Bank stores suffered significant damage and loss of business and were closed, although the Company’s Dodge store in Metairie temporarily resumed limited operations from a satellite location. In June 2006, as a result, the Company terminated the East Bank franchise with DaimlerChrysler and ceased satellite operations, while the West Bank stores reopened approximately two weeks after the storm.
     The Company maintains business interruption insurance coverage under which it filed claims, and received reimbursement, totaling $7.8 million, of which $1.4 million was recognized in 2005 and $6.4 million was recognized in 2006, after application of related deductibles, related to the effects of these two storms. The $6.4 million was reflected as a reduction of selling, general and administrative expense in the accompanying statements of operations. In addition to the business interruption recoveries noted above, the Company also incurred and was reimbursed for approximately $0.9 million of expenses related to the clean-up and reopening of its affected dealerships. The Company recognized $0.7 million of these proceeds during 2005 and $0.2 million during 2006.
5. STOCK-BASED COMPENSATION PLANS
     The Company provides compensation benefits to employees and non-employee directors pursuant to its 2007 Long Term Incentive Plan, as amended, and 1998 Employee Stock Purchase Plan, as amended.
     2007 Long Term Incentive Plan
     In March 2007, the Company’s Board of Directors adopted an amendment and restatement of the 1996 Stock Incentive Plan to, among other things (i) rename the plan as the “Group 1 Automotive, Inc. 2007 Long Term Incentive Plan,” (the “Incentive Plan”) (ii) increase the number of shares of common stock available for issuance under the plan from 5.5 million to 6.5 million shares and (iii) extend the duration of the plan from March 9, 2014, to March 8, 2017. The Incentive Plan reserves shares of common stock for grants of options (including options qualified as incentive stock options under the Internal Revenue Code of 1986 and options that are non-qualified) at the fair value of each stock option as of the date of grant and, stock appreciation rights, restricted stock, performance awards, bonus stock and phantom stock awards at the market price at the date of grant to directors, officers and other employees of the Company and its subsidiaries. The terms of the awards (including vesting schedules) are established by the Compensation Committee of the Company’s Board of Directors. All outstanding awards are exercisable over a period not to exceed ten years and vest over periods ranging from three to eight years. Certain of the Company’s option awards are subject to graded vesting over a service period. In those cases, the Company recognizes compensation cost on a straight-line basis over the requisite service period for the entire award. Under SFAS 123(R), forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate. As of December 31, 2008, there were 1,217,440 shares available under the 2007 Long Term Incentive Plan for future grants of these awards.
     Stock Option Awards
     The fair value of each stock option award is estimated as of the date of grant using the Black-Scholes option-pricing model. The application of this valuation model involves assumptions that are highly sensitive in the determination of stock-based compensation expense. The weighted average assumptions for the periods indicated are noted in the following table. Expected volatility is based on historical volatility of the Company’s common stock. The Company utilizes historical data to estimate option exercise and employee termination behavior within the valuation model; employees with unusual historical exercise behavior are similarly grouped and separately considered for valuation purposes. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No stock option awards have been granted since November 2005.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))

	2005
Risk-free interest rate	5.9%
Expected life of options	6.0	yrs
Expected volatility	42.0%
Expected dividend yield	—
Fair value	$13.84
     The following table summarizes the Company’s outstanding stock options:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Number	Exercise Price	Term	Value
				(In thousands)
Options outstanding, December 31, 2007	211,774	$28.33
Grants	—	—
Exercised	(7,000)	12.52
Forfeited	(35,230)	28.08

Options outstanding, December 31, 2008	169,544	$29.00	3.9	$1

Vested or expected to vest at December 31, 2008	172,200	$28.21	3.8	$1

Exercisable at December 30, 2008	159,104	$29.06	3.7	$1

     The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006, was less than $0.1 million, $0.7 million and $21.7 million, respectively.
     Restricted Stock Awards
     Beginning in 2005, the Company began granting directors and certain employees, at no cost to the recipient, restricted stock awards or, at their election, phantom stock awards, pursuant to the Incentive Plan. In November 2006, the Company began to grant certain employees, at no cost to the recipient, performance awards pursuant to the Incentive Plan. Restricted stock awards are considered outstanding at the date of grant, but are restricted from disposition for periods ranging from six months to five years. The phantom stock awards will settle in shares of common stock upon the termination of the grantees’ employment or directorship and have vesting periods also ranging from six months to five years. Performance awards are considered outstanding at the date of grant, but are restricted from disposition based on time and the achievement of certain performance criteria established by the Company. In the event the employee or director terminates his or her employment or directorship with the Company prior to the lapse of the restrictions, the shares, in most cases, will be forfeited to the Company. Compensation expense for these awards is based on the price of the Company’s common stock at the date of grant and recognized over the requisite service period.
     A summary of these awards as of December 31, 2008, is as follows:

		Weighted Average
		Grant Date
	Awards	Fair Value
Nonvested at December 31, 2007	720,069	$37.40
Granted	735,874	11.71
Vested	(132,443)	42.98
Forfeited	(80,540)	36.20

Nonvested at December 31, 2008	1,242,960	21.67

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     The total fair value of shares vested during the years ended December 31, 2008 and 2007 was approximately $2.0 million for both periods and $1.6 million for the year ended December 31, 2006, respectively.
     Employee Stock Purchase Plan
     In September 1997, the Company adopted the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan, as amended (the “Purchase Plan”). The Purchase Plan authorizes the issuance of up to 2.5 million shares of common stock and provides that no options to purchase shares may be granted under the Purchase Plan after March 6, 2016. As of December 31, 2008, there were 266,480 shares remaining in reserve for future issuance under the Purchase Plan. The Purchase Plan is available to all employees of the Company and its participating subsidiaries and is a qualified plan as defined by Section 423 of the Internal Revenue Code. At the end of each fiscal quarter (the “Option Period”) during the term of the Purchase Plan, the employee contributions are used by the employee to acquire shares of common stock from the Company at 85% of the fair market value of the common stock on the first or the last day of the Option Period, whichever is lower. During the years ended December 31, 2008, 2007 and 2006, the Company issued 222,916, 148,675 and 119,915 shares, respectively, of common stock to employees participating in the Purchase Plan.
     The weighted average fair value of employee stock purchase rights issued pursuant to the Purchase Plan was $4.73, $9.47 and $9.85 during the years ended December 31, 2008, 2007 and 2006, respectively. The fair value of the stock purchase rights was calculated as the sum of (a) the difference between the stock price and the employee purchase price, (b) the value of the embedded call option and (c) the value of the embedded put option.
     All Stock-Based Payment Arrangements
     Total stock-based compensation cost was $6.5 million, $5.0 million and $5.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. Total income tax benefit recognized for stock-based compensation arrangements was $1.7 million, $1.1 million and $1.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     As of December 31, 2008, there was $20.3 million of total unrecognized compensation cost related to stock-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 8.2 years.
     Cash received from option exercises and Purchase Plan purchases was $3.5 million, $5.0 million and $23.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Company incurred a reduction to additional paid in capital of $1.1 million for the year ended December 31, 2008 as the effect of tax deductions for options exercised and restricted stock vested was less than the associated book expense previously recognized. Comparatively, the actual tax benefit realized for the tax deductions from option exercises, vesting of restricted shares and Purchase Plan purchases totaled $0.2 million and $8.1 million for the years ended December 31, 2007 and 2006, respectively.
     SFAS 123(R) requires tax benefits relating to excess stock-based compensation deductions to be presented as a financing cash inflow. Consistent with the requirements of SFAS 123(R), the Company classified a $1.1 million reduction to additional paid in capital as a decrease in financing activities and a corresponding increase in operating activities in the consolidated statement of cash flows for the year ended December 31, 2008. Comparatively, the Company classified $0.2 million and $3.7 million of excess tax benefits as an increase in financing activities and a corresponding decrease in operating activities in the consolidated statement of cash flows for the years ended December 31, 2007 and 2006, respectively.
     The Company generally issues new shares when options are exercised or restricted stock vests or, at times, will use treasury shares if available. With respect to shares issued under the Purchase Plan, the Company’s Board of Directors has authorized specific share repurchases to fund the shares issuable under the plan. There were no modifications to the Company’s stock-based compensation plans during the year ended December 31, 2008.
6. EMPLOYEE SAVINGS PLANS
     The Company has a deferred compensation plan to provide select employees and members of the Company’s Board of Directors with the opportunity to accumulate additional savings for retirement on a tax-deferred basis (the “Deferred Compensation Plan”). Participants in the Deferred Compensation Plan are allowed to defer receipt of a portion of their salary and/or bonus compensation, or in the case of the Company’s directors, annual retainer and meeting fees, earned. The participants can choose from various defined investment options to determine their earnings crediting rate;

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
however, the Company has complete discretion over how the funds are utilized. Participants in the Deferred Compensation Plan are unsecured creditors of the Company. The balances due to participants of the Deferred Compensation Plan as of December 31, 2008 and 2007 were $16.7 million and $19.0 million, respectively, and are included in other liabilities in the accompanying consolidated balance sheets.
     The Company offers a 401(k) plan to all of its employees and, for the years ended December 31, 2008, 2007 and 2006, provided a matching contribution to those employees that participated. The matching contributions paid by the Company totaled $3.2 million, $3.9 million and $3.7 million, respectively. During the fourth quarter of 2008, the Company indefinitely suspended its matching contribution.
7. EARNINGS PER SHARE
     Basic earnings per share is computed based on weighted average shares outstanding and excludes dilutive securities. Diluted earnings per share is computed including the impact of all potentially dilutive securities. The following table sets forth the calculation of earnings per share for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except per share amounts)
Net income (loss) from:
Continuing operations, net of income taxes	$(46,010)	$64,547	$87,093
Discontinued operations, net of income taxes	(2,003)	(1,132)	(894)

Net Income (Loss)	$(48,013)	$63,415	$86,199

Weighted average basic shares outstanding	22,513	23,270	24,146
Dilutive effect of stock options, net of assumed repurchase of treasury stock	18	69	216
Dilutive effect of restricted stock, net of assumed repurchase of treasury stock	140	67	84

Weighted average diluted shares outstanding	22,671	23,406	24,446

Earnings (loss) per share from:
Basic:
Continuing operations, net of income taxes	$(2.04)	$2.77	$3.61
Discontinued operations, net of income taxes	(0.09)	(0.04)	(0.04)

Net Income (Loss)	$(2.13)	$2.73	$3.57

Diluted:
Continuing operations, net of income taxes	$(2.03)	$2.76	$3.56
Discontinued operations, net of income taxes	(0.09)	(0.05)	(0.03)

Net Income (Loss)	$(2.12)	$2.71	$3.53

     Any options with an exercise price in excess of the average market price of the Company’s common stock, during the periods presented, are not considered when calculating the dilutive effect of stock options for diluted earnings per share calculations. The weighted average number of options not included in the calculation of the dilutive effect of stock options was 0.6 million for the year ended December 31, 2008 and 0.1 million for the years ended December 31, 2007 and 2006, respectively.
     As discussed in Note 15 below, the Company will be required to include the dilutive effect, if applicable, of the net shares issuable under the 2.25% Notes and the warrants sold in connection with the 2.25% Notes. Since the average price of the Company’s common stock for the year ended December 31, 2008, was less than $59.43, no net shares were issuable under the 2.25% Notes and the warrants.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
8. OPERATING LEASES
     The Company leases various facilities and equipment under long-term operating lease agreements. The facility leases typically have a minimum term of fifteen years with options that extend the term up to an additional fifteen years.
     Future minimum lease payments for non-cancellable operating leases as of December 31, 2008, are as follows (in thousands):

	Related	Third
Year ended December 31,	Parties	Parties	Total
2009	$3,074	$50,059	$53,133
2010	3,029	49,000	52,029
2011	3,029	47,477	50,506
2012	3,029	46,302	49,331
2013	3,029	42,115	45,144
Thereafter	6,978	185,647	192,625

Total	$22,168	$420,600	$442,768

     Total rent expense under all operating leases was approximately $52.3 million, $57.5 million and $60.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. Rent expense on related party leases, which is included in the above total rent expense amounts, totaled approximately $3.0 million, $15.8 million and $14.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     During 2008, the Company sold and leased back two facilities to unrelated third parties for an aggregate sales price of approximately $17.9 million. These transactions have been accounted for as sale-leasebacks and the future minimum rentals are included in the above table. The future minimum lease payments in aggregate for the two leases total approximately $21.0 million as of December 31, 2008. Both were determined to qualify for capital lease treatment. See Note 15 for further discussion.
     During 2007, the Company sold and leased back two facilities to unrelated third parties for an aggregate sales price of approximately $20.2 million. These transactions have been accounted for as sale-leasebacks and the future minimum rentals are included in the above table. The future minimum lease payments in aggregate for the two leases total approximately $53.7 million as of December 31, 2008. Both were determined to qualify for capital lease treatment. See Note 15 for further discussion.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
9. INCOME TAXES
     Income before income taxes by geographic area was as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Domestic	$(76,107)	$98,007	$137,185
Foreign	(1,069)	2,433	—

Total income (loss) before income taxes	$(77,176)	$100,440	$137,185

     Federal and state income taxes are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Federal —
Current	$10,338	$19,585	$30,724
Deferred	(39,103)	13,290	17,285
State —
Current	547	1,537	1,689
Deferred	(2,618)	941	394
Foreign —
Current	—	332	—
Deferred	(330)	208	—

Provision (benefit) for income taxes	$(31,166)	$35,893	$50,092

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35.0% in 2008, 2007 and 2006 to income before income taxes as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Provision at the statutory rate	$(26,637)	$34,302	$48,014
Increase (decrease) resulting from —
State income tax, net of benefit for federal deduction	(4,828)	2,049	2,923
Foreign income taxes	(330)	540	—
Employment credits	(273)	(329)	(1,194)
Changes in valuation allowances	530	(465)	(1,227)
Stock-based compensation	257	317	790
Other	115	(521)	786

Provision (benefit) for income taxes	$(31,166)	$35,893	$50,092

     During 2008, the Company recorded a benefit of $31.2 million in respect of its loss from continuing operations, primarily due to the asset impairment charges recorded in 2008. This included a tax provision of $6.5 million relating to the $17.2 million gain recorded for the repurchase of a portion of the 2.25% Notes during the fourth quarter. Certain expenses for stock-based compensation recorded in 2008 in accordance with SFAS 123(R) were non-deductible for income tax purposes. In addition, the impact of the changes in the mix of the Company’s pretax income from taxable state jurisdictions affected state tax expenses. The Company also provided valuation allowances with respect to certain state net operating losses based on expectations concerning their realizability. As a result of these items, and the impact of the items occurring in 2007 discussed below, the effective tax rate for the period ended December 31, 2008 increased to 40.4%, as compared 35.7% for the period ended December 31, 2007.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     During 2007, certain expenses for stock-based compensation recorded in accordance with SFAS 123(R) were non-deductible for income tax purposes. In addition, the impact of the changes in the mix of the Company’s pretax income from taxable state jurisdictions affected state tax expenses. The Company also received a benefit from certain tax deductible goodwill relating to dealership dispositions. As a result of these items, and the impact of the items occurring in 2006 discussed below, the effective tax rate for the period ended December 31, 2007 decreased to 35.7%, as compared 36.5% for the period ended December 31, 2006.
     During 2006, certain expenses for stock-based compensation recorded in accordance with SFAS 123(R) were non-deductible for tax purposes. In addition, the Company adjusted its valuation allowances in respect of certain state net operating losses. As a result of these items, and the impact of the items occurring in 2006, the effective tax rate for 2006 increased to 36.5%.
     Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences representing deferred tax assets (liabilities) result principally from the following:

	December 31,
	2008	2007
	(In thousands)
2.25% Notes hedge	$27,786	$39,050
APB 14-1 Discount — 2.25% Notes	(24,461)	(34,311)
Loss reserves and accruals	24,781	24,420
Goodwill and intangible franchise rights	(28,787)	(56,149)
Depreciation expense	(1,681)	(3,145)
State net operating loss (NOL) carryforwards	7,522	6,383
Reinsurance operations	150	(735)
Interest rate swaps	16,745	6,070
Other	(378)	180

Deferred tax asset (liability)	21,677	(18,237)
Valuation allowance on state NOL’s	(5,971)	(4,302)

Net deferred tax asset (liability)	$15,706	$(22,539)

     As of December 31, 2008, the Company had state net operating loss carryforwards of $164.0 million that will expire between 2009 and 2028; however, as the Company expects that net income will not be sufficient to realize these net operating losses in certain state jurisdictions, a valuation allowance has been established.
     The net deferred tax assets (liabilities) are comprised of the following:

	December 31,
	2008	2007
	(In thousands)
Deferred tax assets —
Current	$21,004	$19,660
Long-term	67,574	61,566
Deferred tax liabilities —
Current	(2,530)	(1,373)
Long-term	(70,342)	(102,392)

Net deferred tax asset	$15,706	$(22,539)

     The long-term deferred tax liabilities of $70.3 million included $0.2 million related to long-term foreign deferred tax liabilities as of December 31, 2008. The long-term deferred tax assets of $61.6 million include $0.3 million related to long-term foreign deferred tax assets that are presented in other assets on the consolidated balance sheet as of December 31, 2007. The Company believes it is more likely than not, that its deferred tax assets, net of valuation allowances provided, will be realized, based primarily on the assumption of future taxable income.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     The Company acquired 6 franchises located at 3 dealerships in the U.K. in March 2007. The Company has not provided for U.S. deferred taxes on approximately $1.4 million of undistributed earnings and associated withholding taxes of its foreign subsidiaries as the Company has taken the position under APB 23, that its foreign earnings will be permanently reinvested outside the U.S. If a distribution of those earnings were to be made, the Company might be subject to both foreign withholding taxes and U.S. income taxes, net of any allowable foreign tax credits or deductions. However, an estimate of these taxes is not practicable.
     Effective January 1, 2007, the Company adopted FIN 48. No cumulative adjustment was required to effect the adoption of FIN 48.
     The Company is subject to income tax in U.S. federal and numerous state jurisdictions. Based on applicable statutes of limitations, the Company is generally no longer subject to examinations by tax authorities in years prior to 2004.
     A reconciliation of the Company’s unrecognized tax benefits in 2008 is as follows (amounts in thousands):

	2008	2007
Balance at January 1,	$592	$592
Additions for current year tax positions	—	—
Additions based on tax positions in prior years	—	—
Reductions for tax positions in prior years	—	—
Settlement with tax authorities	—	—
Reductions due to lapse of statutes of limitations	(592)	—

Balance at December 31,	$—	$592

     The Company has no unrecognized tax benefits as of December 31, 2008.
     Consistent with prior practices, the Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company did not incur any interest and penalties nor accrue any interest for the year ended December 31, 2008. During the year ended December 31, 2007, the Company recognized interest of approximately $52.0 thousand. The Company had approximately $82.0 thousand of interest accrued at December 31, 2007.
10. ASSET IMPAIRMENTS
     During 2008, the Company recorded the following impairment charges, all of which are reflected in asset impairments in the accompanying statement of operations:
•	In the third quarter of 2008, the Company determined that the economic conditions and resulting impact on the automotive retail industry, as well as the uncertainty surrounding the going concern of the domestic automobile manufacturers, indicated the potential for an impairment of its goodwill and other indefinite-lived intangible assets. In response to the identification of such triggering events, the Company performed an interim impairment assessment of its recorded values of goodwill and intangible franchise rights. As a result of such assessment, the Company determined that the fair values of certain indefinite-lived intangible franchise rights were less than their respective carrying values and recorded a pretax charge of $37.1 million, primarily related to its domestic brand franchises.

•	Further, during the third quarter of 2008, the Company identified potential impairment indicators relative to certain of its real estate holdings, primarily associated with domestic franchise terminations, and other equipment, after giving consideration to the likelihood that certain facilities would not be sold or used by a prospective buyer as an automobile dealership operation given market conditions. As a result, the Company performed an impairment assessment of these long-lived assets and determined that the respective carrying values exceeded their estimated fair market values, as determined by third-party appraisals and brokers’ opinions of value. Accordingly, the Company recognized an $11.1 million pretax asset impairment charge.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
•	During the fourth quarter of 2008, the Company performed its annual assessment of impairments relative to its goodwill and other indefinite-lived intangible assets, utilizing our valuation model, which consists of a blend between the market and income approaches. As a result, the Company identified additional impairments of its recorded value of intangible franchise rights, primarily attributable to the continued weakening of the United States economy, higher risk premiums, the negative impact of the economic recession on the automotive retail industry and the growing uncertainty surrounding the three domestic automobile manufacturers, all of which worsened between the third and fourth quarter assessments. Specifically, with regards to the valuation assumptions utilized in the Company’s income approach, the Company increased weighted average cost of capital (or “WACC”) from the WACC utilized in its impairment assessment during the third quarter of 2008 and from historical levels. In addition, because of the negative selling trends experienced in the fourth quarter of 2008, the Company revised its 2009 industry sales outlook, or seasonally adjusted annual rate (or “SAAR”), down from its previous forecasts. The Company utilized historical data and previous recession trends to estimate the SAAR for 2010 and beyond. Further, with regards to the assumptions within its market approach, the Company utilized historical market multiples of guideline companies for both revenue and pretax net income. These multiples and the resulting product were adversely impacted by the declines in stock values during much of 2008, including the fourth quarter. The Company recognized a $114.8 million pretax impairment charge in the fourth quarter of 2008, predominantly related to franchises in its Western Region.
     At December 31, 2008, 2007 and 2006, the fair value of each of the Company’s reporting units exceeded the carrying value of its net assets (step one of the impairment test). As a result, the Company was not required to conduct the second step of the impairment test described above.
     If any of the Company’s assumptions change, including in some cases insignificantly, or fails to materialize, the resulting decline in its estimated fair market value of goodwill and intangible franchise rights could result in a material impairment charge. For example, if the Company’s assumptions regarding the risk-free rate used in its estimated weighted average cost of capital as of December 31, 2008 increased by 100 basis points, and all other assumptions remained constant, the resulting non-cash franchise rights impairment charge would have increased by $7.5 million. In addition, one of the Company’s reporting units would have failed the step one impairment test for goodwill. Further, an approximate 5% decrease in the forecasted SAAR for 2009 to all-time record low levels would have resulted in an additional non-cash franchise rights impairment charge of $7.7 million. And, again, one of the Company’s reporting units would have failed the step one impairment test for goodwill. If the Company had performed a step two test with regards to this reporting unit, the application of the second step would have resulted in the assignment of fair value to other assets and liabilities. As a result, the Company believes that the implied shortfall in the residual of the reporting unit would have been substantially, or completely, eliminated, resulting in an insignificant impairment charge. However, if in future periods, the Company determines that the carrying amount of its net assets exceeds the respective fair value as a result of step one for any or all of its reporting units, the application of the second step of the impairment test could result in a material impairment charge to the goodwill associated with the reporting unit(s).
     During 2007, the Company recorded the following impairment charges, all of which are reflected in asset impairments in the accompanying statement of operations:
•	As required by SFAS 142, the Company performed an annual review of the fair value of its goodwill and indefinite-lived intangible assets at December 31, 2007. As a result of this assessment, the Company determined that the fair value of indefinite-lived intangible franchise rights related to six dealerships did not exceed their carrying values and impairment charges were required. Accordingly, the Company recorded $9.2 million of pretax impairment charges during the fourth quarter of 2007.

•	In accordance with SFAS 144, the Company reviews long-lived assets for impairment whenever there is evidence that the carrying amount of such assets may not be recoverable. In connection with the Company’s sale of one of its dealership facilities, the Company recognized a $5.4 million pretax impairment charge, based upon the estimated fair market value as determined by a third-party appraisal. Further, primarily in connection with the disposal of several dealership franchises during 2007, the Company determined that the fair value of certain fixed assets was less than their carrying values and impairment charges were required. Accordingly, the Company recorded approximately $2.2 million of pretax impairment charges.
     During 2006, the Company recorded the following two impairment charges, all of which are reflected in asset impairments in the accompanying statement of operations:

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
•	As required by SFAS 142, the Company performed an annual review of the fair value of its goodwill and indefinite-lived intangible assets at December 31, 2006. As a result of this assessment, the Company determined that the fair value of indefinite-lived intangible franchise rights related to two of its domestic franchises did not exceed their carrying values and impairment charges were required. Accordingly, the Company recorded $1.4 million of pretax impairment charges during the fourth quarter of 2006.

•	In accordance with SFAS 144, the Company reviews long-lived assets for impairment whenever there is evidence that the carrying amount of such assets may not be recoverable. In connection with the then pending disposal of a dealership franchise, the Company determined that the fair value of certain of the fixed assets was less than their carrying values and impairment charges were required. Accordingly, the Company recorded $0.8 million of pretax impairment charges during the fourth quarter of 2006.
11. DISCONTINUED OPERATIONS:
     On June 30, 2008, the Company sold three dealerships, with a total of seven franchises, in Albuquerque, New Mexico (the “Disposed Dealerships”), constituting the Company’s entire dealership holdings in that market. The disposal transaction resulted in a pretax loss of $0.7 million. The Disposed Dealerships are presented in the Company’s accompanying financial statements as discontinued operations. Revenues, cost of sales, operating expenses and income taxes attributable to the Disposed Dealerships have been aggregated to a single line in the Company’s Consolidated Statement of Operations for all periods presented, as follows:

	Twelve Months Ended December 31,
	2008	2007
	(In thousands)
Revenues	$49,192	$132,780
Loss on the sale of discontinued operations before income taxes	(3,481)	(1,714)
Income tax benefit	1,478	582

Net loss from discontinued operations	$(2,003)	$(1,132)

     Assets and liabilities of the Disposed Dealerships have been segregated from continuing operations and presented as assets and liabilities of discontinued operations in the Company’s Consolidated Balance Sheet for all periods presented, as follows:

	December 31,	December 31,
	2008	2007
	(In thousands)
Current assets	$—	$28,515
Property, plant, and equipment, net	—	2,015
Other long term assets	—	1
Current liabilities	—	(27,317)
Other long term liabilities	—	(7,863)

Net liabilities of discontinued operations	$—	$(4,649)

The Company allocates corporate level interest expense to discontinued operations based on the net assets of the discontinued operations.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
12. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS
     Accounts and notes receivable consist of the following:

	December 31,
	2008	2007
	(In thousands)
Amounts due from manufacturers	$36,139	$42,749
Parts and service receivables	18,068	20,709
Finance and insurance receivables	12,293	16,076
Other	4,327	6,689

Total accounts and notes receivable	70,827	86,223
Less allowance for doubtful accounts	3,477	3,525

Accounts and notes receivable, net	$67,350	$82,698

     Inventories consist of the following:

	December 31,
	2008	2007
	(In thousands)
New vehicles	$683,014	$662,949
Used vehicles	65,216	115,935
Rental vehicles	47,803	46,898
Parts, accessories and other	49,911	52,386

Inventories	$845,944	$878,168

     Property and equipment consist of the following:

	Estimated
	Useful Lives	December 31,
	in Years	2008	2007
		(In thousands)
Land	—	$181,460	$137,344
Buildings	30 to 40	226,166	168,763
Leasehold improvements	7 to 15	70,850	58,663
Machinery and equipment	7 to 20	56,083	57,079
Furniture and fixtures	3 to 10	57,643	60,978
Company vehicles	3 to 5	10,945	11,338
Construction in progress		17,871	30,558

Total		621,018	524,723
Less accumulated depreciation and amortization		106,127	97,500

Property and equipment, net		$514,891	$427,223

     During 2008, the Company acquired $16.9 million of fixed assets associated with dealership acquisitions, including $11.7 million for land and $5.0 million for buildings. In addition to these acquisitions, the Company purchased $142.8 million of property and equipment, including $90.0 million for land and existing buildings.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     During 2007, the Company acquired $84.1 million of fixed assets associated with dealership acquisitions, including $18.3 million for land and $56.7 million for buildings. In addition to these acquisitions, the Company purchased $146.7 million of property and equipment, including $76.3 million for land and existing buildings.
     Depreciation and amortization expense totaled approximately $25.7 million, $20.4 million, and $17.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.
13. INTANGIBLE FRANCHISE RIGHTS AND GOODWILL
     The following is a roll-forward of the Company’s intangible franchise rights and goodwill accounts:

	Intangible
	Franchise Rights	Goodwill
	(in thousands)
Balance, December 31, 2006	$249,886	$426,439
Additions through acquisitions	59,810	61,509
Disposals	—	(591)
Impairments	(9,226)	—
Realization of tax benefits	—	(582)

Balance, December 31, 2007	300,470	486,775
Additions through acquisitions	6,836	15,807
Disposals	—	(765)
Impairments	(151,849)	—
Currency Translation	(860)	(1,450)
Realization of tax benefits	—	820

Balance, December 31, 2008	$154,597	$501,187

     The increase in goodwill is primarily related to the goodwill associated with the acquisition of two dealership franchises located in Annapolis, Maryland. The increase in goodwill was partially offset by reductions primarily related to the impact from currency translation adjustments related to our dealerships located in the UK.
     The decrease in our intangible franchise rights is primarily related to impairment charges incurred during the year 2008 reflecting the downturn in the markets and economy in which certain of our dealerships operate, increased risk premiums, as well as concern about the domestic manufacturers’ viability. This decrease was partially offset by an increase in intangible franchise rights primarily due to the acquisition discussed above. See Note 10 for further details regarding impairment charges incurred by the Company as of December 31, 2008 and 2007, respectively.
14. CREDIT FACILITIES
     Effective March 19, 2007, the Company entered into an amended and restated five-year revolving syndicated credit arrangement with 22 financial institutions, including three manufacturer-affiliated finance companies (the “Revolving Credit Facility”). The Company also has a $300.0 million floorplan financing arrangement with Ford Motor Credit Company (the “FMCC Facility”), a $235.0 million Real Estate Credit Facility (the “Mortgage Facility”) for financing of real estate expansion, as well as arrangements with several other automobile manufacturers for financing of a portion of its rental vehicle inventory. Floorplan notes payable — credit facility reflects amounts payable for the purchase of specific new, used and rental vehicle inventory (with the exception of new and rental vehicle purchases financed through lenders affiliated with the respective manufacturer) whereby financing is provided by the Credit Facility. Floorplan notes payable — manufacturer affiliates reflects amounts payable for the purchase of specific new vehicles whereby financing is provided by the FMCC Facility and the financing of rental vehicle inventory with several other manufacturers. Payments on the floorplan notes payable are generally due as the vehicles are sold. As a result, these obligations are reflected on the accompanying balance sheet as current liabilities. The outstanding balances under these financing arrangements are as follows:

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))

	December 31,
	2008	2007
	(In thousands)
Floorplan notes payable — credit facility
New vehicles	$624,139	$570,405
Used vehicles	56,196	69,686
Rental vehicles	13,357	8,378

Total	$693,692	$648,469

Floorplan notes payable — manufacturer affiliates
FMCC Facility	$88,656	$124,866
Other and rental vehicles	39,924	46,045

Total	$128,580	$170,911

Revolving Credit Facility
     In March 2007, the Company amended its revolving credit facility to provide a total borrowing capacity of $1.35 billion which matures in March 2012. The Company can expand the facility to its maximum commitment of $1.85 billion, subject to participating lender approval. This facility consists of two tranches: $1.0 billion for vehicle inventory floorplan financing, which we refer to as the Floorplan Line, and $350.0 million for working capital, including acquisitions, which we refer to as the Acquisition Line. Up to half of the Acquisition Line can be borrowed in either Euros or Pound Sterling. The capacity under the Acquisition Line can be redesignated to the Floorplan Line within the overall $1.35 billion commitment. As of December 31, 2008, the Company had redistributed $250.0 million of borrowing capacity from the Acquisition Line to the Floorplan Line. The Acquisition Line bears interest at LIBOR plus a margin that ranges from 150 to 225 basis points, depending on the Company’s leverage ratio. The Floorplan Line bears interest at rates equal to LIBOR plus 87.5 basis points for new vehicle inventory and LIBOR plus 97.5 basis points for used vehicle inventory. In conjunction with the amendment to the Revolving Credit Facility, the Company capitalized $2.3 million of related costs that are being amortized over the term of the facility. In addition, the Company pays a commitment fee on the unused portion of the Acquisition Line. The first $37.5 million of available funds carry a 0.20% per annum commitment fee, while the balance of the available funds carry a commitment fee ranging from 0.35% to 0.50% per annum, depending on the Company’s leverage ratio and 0.20% commitment fee on the unused portion of the facility.
     As of December 31, 2008, after considering outstanding balances, the Company had $306.3 million of available floorplan capacity under the Floorplan Line. Included in the $306.3 million available balance under the Floorplan Line is $44.9 million of immediately available funds, resulting from payments made on our floorplan notes payable with excess cash. In addition, the weighted average interest rate on the Floorplan Line was 1.4% and 5.6% as of December 31, 2008 and 2007, respectively. The Company had $50.0 million and $135.0 million outstanding in Acquisition Line borrowings at December 31, 2008 and 2007, respectively. After considering the $50.0 million of borrowings outstanding and the $17.3 million of outstanding letters of credit, there was $106.0 million available as of December 31, 2008 under the Acquisition Line. The amount of available borrowings under the Acquisition Line may be limited from time to time based upon a borrowing base calculation within the debt covenants.
     All of the Company’s domestic dealership-owning subsidiaries are co-borrowers under the Revolving Credit Facility. The Revolving Credit Facility contains a number of significant covenants that, among other things, restrict the Company’s ability to make disbursements outside of the ordinary course of business, dispose of assets, incur additional indebtedness, create liens on assets, make investments and engage in mergers or consolidations. The Company is also required to comply with specified financial tests and ratios defined in the Revolving Credit Facility, such as fixed-charge coverage, current ratio, leverage, and a minimum net worth requirement, among others. Additionally, under the terms of the Revolving Credit Facility, the Company is limited in its ability to make cash dividend payments to its stockholders and to repurchase shares of its outstanding stock, based primarily on the quarterly net income of the Company. Effective January 17, 2008, the Company amended the Revolving Credit Facility to, among other things, increase the limit on both the senior secured leverage and total leverage ratios, as well as to add a borrowing base calculation that governs the amount of borrowings available under the Acquisition Line. As of December 31, 2008, the Company was in compliance with these covenants and was limited to a total of $84.1 million for dividends or share

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
repurchases, before consideration of additional amounts that may become available in the future based on a percentage of net income and future equity issuances. Based upon its current operating and financial projections, the Company believes that it will remain compliant with such covenants in the future. The Company’s obligations under the Revolving Credit Facility are secured by essentially all of the Company’s domestic personal property (other than equity interests in dealership-owning subsidiaries) including all vehicle inventory (excluding Ford, Lincoln and Mercury vehicle inventory) and proceeds from the disposition of dealership-owning subsidiaries.
Ford Motor Company Credit Facility
     The FMCC Facility provides for the financing of, and is collateralized by, the Company’s entire Ford, Lincoln and Mercury new vehicle inventory. This arrangement provides for $300.0 million of floorplan financing and matures on December 16, 2009. After considering the above outstanding balance, the Company had $211.3 million of available floorplan capacity under the FMCC Facility as of December 31, 2008. This facility bears interest at a rate of Prime plus 150 basis points minus certain incentives. However, the Prime rate is defined to be a minimum of 4.0%. As of December 31, 2008 and 2007, the interest rate on the FMCC Facility was 5.50% and 8.33%, respectively, before considering the applicable incentives. After considering all incentives received during 2008, the total cost to the Company of borrowings under the FMCC Facility approximates what the cost would be under the floorplan portion of the Credit Facility.
Real Estate Credit Facility
     On March 30, 2007, the Company entered into a five-year term real estate credit facility with Bank of America, N.A. (the “Mortgage Facility”), initially providing $75.0 million of financing for real estate expansion. In April 2007, the Company amended the Mortgage Facility expanding its maximum commitment to $235.0 million and syndicating the facility with nine financial institutions. The proceeds of the Mortgage Facility are used primarily for acquisitions of real property and vehicle dealerships. The facility matures in March 2012. At the Company’s option, any loan under the Mortgage Facility will bear interest at a rate equal to (i) one month LIBOR plus 1.05% or (ii) the Base Rate plus 0.50%. Quarterly principal payments are required of each loan outstanding under the facility at an amount equal to one eightieth of the original principal amount. As of December 31, 2008, borrowings under the facility totaled $178.0 million, with $9.4 million recorded as a current maturity of long-term debt in the accompanying consolidated balance sheet. In January 2008, we purchased the real estate associated with four of our existing dealership operations, financing the majority of the transactions through Mortgage Facility borrowings of $43.3 million. The Company capitalized $1.3 million of related debt financing costs that are being amortized over the term of the facility.
     The Mortgage Facility is guaranteed by the Company and essentially all of the existing and future direct and indirect domestic subsidiaries of the Company which guarantee or are required to guarantee the Company’s Revolving Credit Facility. So long as no default exists, the Company is entitled to sell any property subject to the facility on fair and reasonable terms in an arm’s length transaction, remove it from the facility, repay in full the entire outstanding balance of the loan relating to such sold property, and then increase the available borrowings under the Mortgage Facility by the amount of such loan repayment. Each loan is secured by real property (and improvements related thereto) specified by the Company and located at or near a vehicle dealership operated by a subsidiary of the Company or otherwise used or to be used by a vehicle dealership operated by a subsidiary of the Company. As of December 31, 2008, available borrowings from the Mortgage Facility totaled $57.0 million.
     The Mortgage Facility contains certain covenants, including financial ratios that must be complied with: fixed charge coverage ratio; senior secured leverage ratio; dispositions of financed properties; ownership of equity interests in a lessor subsidiary; and occupancy or sublease of any financed property. Effective January 16, 2008, the Company entered into an amendment to the Mortgage Facility to increase the senior secured leverage ratio. As of December 31, 2008, the Company was in compliance with all such covenants. Based upon its current operating and financial projections, the Company believes that it will remain compliant with such covenants in the future.
Other Credit Facilities
     On February 28, 2007, the DaimlerChrysler Facility matured. The facility provided for up to $300.0 million of financing for our entire Chrysler, Dodge, Jeep and Mercedes-Benz new vehicle inventory. The Company elected not to renew the DaimlerChrysler Facility and used available funds from our Floorplan Line to pay off the outstanding balance on the maturity date. The Company continues to use the Floorplan Line to finance our Chrysler, Dodge, Jeep and Mercedes-Benz new vehicle inventory.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     Excluding rental vehicles financed through the Revolving Credit Facility, financing for rental vehicles is typically obtained directly from the automobile manufacturers. These financing arrangements generally require small monthly payments and mature in varying amounts between 2009 and 2010. The weighted average interest rate charged as of December 31, 2008 and 2007, was 4.1% and 5.8%, respectively. Rental vehicles are typically moved to used vehicle inventory when they are removed from rental service and repayment of the borrowing is required at that time.
     As discussed more fully in Note 2, the Company receives interest assistance from certain automobile manufacturers. The assistance has ranged from approximately 50% to 103% of the Company’s floorplan interest expense over the past three years.
Interest Rate Risk Management Activities
          The periodic interest rates of the Revolving Credit Facility and the Mortgage Facility are indexed to 1-month LIBOR rates plus an associated company credit risk rate. In order to stabilize exposure related to fluctuations in these rates, the Company employs an interest rate hedging strategy, whereby it enters into arrangements with various financial institutional counterparties with investment grade credit ratings, swapping its variable interest rate exposure for a fixed interest rate over the same terms as the Revolving Credit Facility and the Mortgage Facility.
          The Company accounts for these derivatives under SFAS 133, which establishes accounting and reporting standards for derivative instruments. The Company reflects the current fair value of all derivatives on its consolidated balance sheet. The related gains or losses on these transactions are deferred in stockholders’ equity as a component of Accumulated other comprehensive income or loss. These deferred gains and losses are recognized in income in the period in which the related items being hedged are recognized in expense; however, to the extent that the change in value of a derivative contract does not perfectly offset the change in the value of the items being hedged, that ineffective portion is immediately recognized in income. Monthly contractual settlements of these swap positions are recognized as Floorplan interest expense in the Company’s accompanying consolidated statement of operations. All of the Company’s interest rate hedges are designated as cash flow hedges.
     During 2008, the Company entered into two interest rate swaps with a total notional value of $75.0 million. One swap, with $50.0 million in notional value, effectively locks in a rate of approximately 3.7% and expires in August 2011 and the other with $25.0 million in notional value, effectively locks in a rate of approximately 3.1% and expires in March 2012. During 2007, we entered into eight interest rate swaps with a total notional value of $225.0 million. One swap with $50.0 million in notional value effectively locks in a rate of approximately 5.3%, and the remaining seven swaps with a notional value of $25.0 million each effectively lock in interest rates ranging from approximately 4.2% to 5.3%. All of the swaps entered in 2007 expire in the latter half of the year 2012. In January 2006, we entered into one interest rate swap with a notional value of $50.0 million which effectively fixes a rate of 4.7% and expires in December 2010.
     Included in Accumulated Other Comprehensive Income (Loss) at December 31, 2008 and 2007 are unrealized losses, net of income taxes, related to hedges totaling $27.9 million and $10.1 million, respectively. The income statement impact from interest rate hedges was a $9.8 million increase, $1.1 million reduction and $0.5 million reduction in interest expense for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, 2007 and 2006, all of the Company’s derivative contracts were determined to be highly effective, and no ineffective portion was recognized in income. Refer to Note 16 for a discussion around the fair value technique for the Company’s interest rate derivative instruments.
15. LONG-TERM DEBT
     Long-term debt consists of the following:

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))

	December 31,
	2008	2007
	(In thousands)
2.25% Convertible Senior Notes due 2036 (principal of $224,500 and $287,500, respectively)	$155,333	$190,243
8.25% Senior Subordinated Notes due 2013 (principal of $74,600 and and $102,890, respectively)	72,962	100,273
Acquisition line (see Note 14)	50,000	135,000
Mortgage Facility (see Note 14)	177,998	131,317
Capital leases and various notes payable, maturing in varying amounts through April 2023 with a weighted average interest rate of 3.3% and 1.4%, respectively	94,024	38,593

	$550,317	$595,426
Less current maturities	13,594	12,260

	$536,723	$583,166

2.25% Notes
     On June 26, 2006, the Company issued $287.5 million aggregate principal amount of 2.25% Notes at par in a private offering to qualified institutional buyers under Rule 144A under the Securities Act of 1933. The 2.25% Notes bear interest at a rate of 2.25% per year until June 15, 2016, and at a rate of 2.00% per year thereafter. Interest on the 2.25% Notes are payable semiannually in arrears in cash on June 15th and December 15th of each year. The 2.25% Notes mature on June 15, 2036, unless earlier converted, redeemed or repurchased.
     The Company may not redeem the 2.25% Notes before June 20, 2011. On or after that date, but prior to June 15, 2016, the Company may redeem all or part of the 2.25% Notes if the last reported sale price of the Company’s common stock is greater than or equal to 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which the Company mails the redemption notice. On or after June 15, 2016, the Company may redeem all or part of the 2.25% Notes at any time. Any redemption of the 2.25% Notes will be for cash at 100% of the principal amount of the 2.25% Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Holders of the 2.25% Notes may require the Company to repurchase all or a portion of the 2.25% Notes on each of June 15, 2016, and June 15, 2026. In addition, if the Company experiences specified types of fundamental changes, holders of the 2.25% Notes may require the Company to repurchase the 2.25% Notes. Any repurchase of the 2.25% Notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the 2.25% Notes to be repurchased plus any accrued and unpaid interest to, but excluding, the purchase date.
     The holders of the 2.25% Notes who convert their notes in connection with a change in control, or in the event that the Company’s common stock ceases to be listed, as defined in the Indenture for the 2.25% Notes (the “Indenture”), may be entitled to a make-whole premium in the form of an increase in the conversion rate. Additionally, if one of these events were to occur, the holders of the 2.25% Notes may require the Company to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the 2.25% Notes, plus accrued and unpaid interest, if any.
     The 2.25% Notes are convertible into cash and, if applicable, common stock based on an initial conversion rate of 16.8267 shares of common stock per $1,000 principal amount of the 2.25% Notes (which is equal to an initial conversion price of approximately $59.43 per common share) subject to adjustment, under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) beginning after September 30, 2006, if the closing price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is equal to or more than 130% of the applicable conversion price per share (such threshold closing price initially being $77.259); (2) during the five business day period after any ten consecutive trading day period in which the trading price per 2.25% Note for each day of the ten day trading period was less than 98% of the product of the closing sale price of the Company’s common stock and the

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
conversion rate of the 2.25% Notes; (3) upon the occurrence of specified corporate transactions set forth in the Indenture; and (4) if the Company calls the 2.25% Notes for redemption. Upon conversion, a holder will receive an amount in cash and common shares of the Company’s common stock, determined in the manner set forth in the Indenture. Upon any conversion of the 2.25% Notes, the Company will deliver to converting holders a settlement amount comprised of cash and, if applicable, shares of the Company’s common stock, based on a conversion value determined by multiplying the then applicable conversion rate by a volume weighted price of the Company’s common stock on each trading day in a specified 25 trading day observation period. In general, as described more fully in the Indenture, converting holders will receive, in respect of each $1,000 principal amount of notes being converted, the conversion value in cash up to $1,000 and the excess, if any, of the conversion value over $1,000 in shares of the Company’s common stock.
     The net proceeds from the issuance of the 2.25% Notes were used to repay borrowings under the Floorplan Line of the Company’s Credit Facility, which may be re-borrowed; to repurchase 933,800 shares of the Company’s common stock for approximately $50.0 million; and to pay the approximate $35.7 million net cost of the purchased options and warrant transactions described below. Underwriter’s fees, recorded as a reduction of the 2.25% Notes balance, totaled approximately $6.4 million and are being amortized over a period of ten years (the point at which the holders can first require the Company to redeem the 2.25% Notes). The amount to be amortized each period is calculated using the effective interest method. Debt issue costs, recorded in Other Assets on the consolidated balance sheets, totaled $0.3 million and are also being amortized over a period of ten years using the effective interest method.
     The 2.25% Notes rank equal in right of payment to all of the Company’s other existing and future senior indebtedness. The 2.25% Notes are not guaranteed by any of the Company’s subsidiaries and, accordingly, are structurally subordinated to all of the indebtedness and other liabilities of the Company’s subsidiaries.
     In connection with the issuance of the 2.25% Notes, the Company purchased ten-year call options on its common stock (the “Purchased Options”). Under the terms of the Purchased Options, which become exercisable upon conversion of the 2.25% Notes, the Company has the right to purchase a total of approximately 4.8 million shares of its common stock at a purchase price of $59.43 per share. The total cost of the Purchased Options was $116.3 million, which was recorded as a reduction to additional paid-in capital in 2006, in accordance with SFAS 133, as amended, EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” and EITF No. 01-6, “The Meaning of ‘Indexed to a Company’s Own Stock’.” The cost of the Purchased Options will be deductible as original issue discount for income tax purposes over the expected life of the 2.25% Notes (ten years); therefore, the Company established a deferred tax asset, with a corresponding increase to additional paid-in capital in 2006.
     In addition to the purchase of the Purchased Options, the Company sold warrants in separate transactions (the “Warrants”). These Warrants have a ten year term and enable the holders to acquire shares of the Company’s common stock from the Company. The Warrants are exercisable for a maximum of 4.8 million shares of the Company’s common stock at an exercise price of $80.31 per share, subject to adjustment for quarterly dividends in excess of $0.14 per quarter, liquidation, bankruptcy, or a change in control of the Company and other conditions, including the failure by the Company to deliver registered securities to the purchasers upon exercise. Subject to these adjustments, the maximum amount of shares of the Company’s common stock that could be required to be issued under the warrants is 9.7 million shares. On exercise of the Warrants, the Company will settle the difference between the then market price and the strike price of the Warrants in shares of its Common Stock. The proceeds from the sale of the Warrants were $80.6 million, which were recorded as an increase to additional paid-in capital in 2006, in accordance with SFAS 133, EITF No. 00-19 and EITF No. 01-6.
     In accordance with EITF No. 00-19, future changes in the Company’s share price will have no effect on the carrying value of the Purchased Options or the Warrants. The Purchased Options and the Warrants are subject to early expiration upon the occurrence of certain events that may or may not be within the Company’s control. Should there be an early termination of the Purchased Options or the Warrants prior to the conversion of the 2.25% Notes from an event outside of the Company’s control, the amount of shares potentially due to or due from the Company under the Purchased Options or the Warrants will be based solely on the Company’s common stock price, and the amount of time remaining on the Purchased Options or the Warrants and will be settled in shares of the Company’s common stock. The Purchased Option and Warrant transactions were designed to increase the conversion price per share of the Company’s common stock from $59.43 to $80.31 (a 50% premium to the closing price of the Company’s common stock on the date that the 2.25% Notes were priced to investors) and, therefore, mitigate the potential dilution of the Company’s common stock upon conversion of the 2.25% Notes, if any.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
     For dilutive earnings per share calculations, we will be required to include the dilutive effect, if applicable, of the net shares issuable under the 2.25% Notes and the Warrants. Since the average price of the Company’s common stock from the date of issuance through December 31, 2008, was less than $59.43, no net shares were issuable under the 2.25% Notes and the Warrants. Although the Purchased Options have the economic benefit of decreasing the dilutive effect of the 2.25% Notes, such shares are excluded from our dilutive shares outstanding as the impact would be anti-dilutive.
     On September 1, 2006, the Company registered the 2.25% Notes and the issuance by the Company of the maximum number of shares which may be issued upon the conversion of the 2.25% Notes (4.8 million common shares) on a Form S-3 Registration Statement filed with the Securities and Exchange Commission in accordance with The Securities Act of 1933.
     During the fourth quarter of 2008, the Company began to repurchase a portion of its 2.25% Notes. In addition, the Company adopted APB 14-1 on January 1, 2009 and retrospectively adjusted the financial statements for the years 2006 through 2008, including the accounting impact from the repurchased 2.25% Notes. Refer to Note 2 for a discussion of the implementation of APB 14-1 and the repurchase of the 2.25% Notes during 2008.
8.25% Notes
     During August 2003, the Company issued 8.25% senior subordinated notes due 2013 (the “8.25% Notes”) with a face amount of $150.0 million. The 8.25% Notes pay interest semi-annually on February 15 and August 15 each year, beginning February 15, 2004. Including the effects of discount and issue cost amortization, the effective interest rate is approximately 8.9%. The 8.25% Notes have the following redemption provisions:
•	The Company was allowed to, prior to August 15, 2008, redeem all or a portion of the 8.25% Notes at a redemption price equal to the principal amount plus a make-whole premium plus accrued interest.

•	The Company may, during the twelve-month periods beginning August 15, 2008, 2009, 2010 and 2011, and thereafter, redeem all or a portion of the 8.25% Notes at redemption prices of 104.125%, 102.750%, 101.375% and 100.000%, respectively, of the principal amount plus accrued interest.
     Group 1 Automotive, Inc. (the parent company) has no independent assets or operations and the 8.25% Notes are jointly, severally, fully, and unconditionally guaranteed, on an unsecured senior subordinated basis, by all subsidiaries of the Company, other than certain foreign subsidiaries (the “Subsidiary Guarantors”). All of the Subsidiary Guarantors are wholly-owned subsidiaries of the Company (see Note 18). Additionally, the 8.25% Notes are subject to various financial and other covenants, including restrictions on paying cash dividends and repurchasing shares of its common stock, which must be maintained by the Company. As of December 31, 2008, the Company was in compliance with these covenants.
     At the time of the issuance of the 8.25% Notes, the Company incurred certain costs, which are included as deferred financing costs in Other Assets on the accompanying consolidated balance sheets. Unamortized deferred financing costs at December 31, 2008 and 2007, totaled $0.2 million and $0.4 million, respectively. The 8.25% Notes are presented net of unamortized discount of $1.6 million and $2.6 million as of December 31, 2008 and 2007, respectively.
     During 2008, the Company repurchased approximately $28.3 million par value of the 8.25% Notes and realized a net gain on redemption of approximately $0.9 million.
Real Estate Notes
     In March 2008, the Company executed a series of four note agreements with a third-party financial institution for an aggregate principal of $18.6 million (the “March 2008 Real Estate Notes”), of which one matures in May 2010, and the remaining three mature in June 2010. The March 2008 Real Estate Notes pay interest monthly at various rates ranging from approximately 5.2% to 7.0%. The proceeds from the March 2008 Real Estate Notes were utilized to facilitate the acquisition of a dealership-related building and the associated land. The cumulative outstanding balance of these notes totaled $18.1 million as of December 31, 2008.
     In June 2008, the Company executed a bridge loan agreement with a third-party financial institution for an aggregate principal of approximately $15.0 million (the “June 2008 Real Estate Note”) that was scheduled to mature in

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
September 2008. The June 2008 Real Estate Note accrued interest monthly at an annual rate equal to LIBOR plus 1.5%. The proceeds from the June 2008 Real Estate Note were utilized to facilitate the acquisition of a dealership-related building and the associated land. In July 2008, the Company renegotiated the terms of the June 2008 Real Estate Note to extend the maturity date to July 2010 and amend the annual interest rate to LIBOR plus 1.65%. The outstanding balance of this note as of December 31, 2008 was $14.5 million.
     In October 2008, the Company executed a note agreement with a third-party financial institution for an aggregate principal amount of £10.0 million (the “Foreign Note”), which is secured by the Company’s foreign subsidiary properties. The Foreign Note is to be repaid in monthly installments beginning in March 2010 and matures in August 2018. Interest is payable on the outstanding balance at an annual rate of 1.0% plus the higher of the three-month Sterling BBA Libor rate or 3.0% per year.
Capital Leases
     During 2008, the Company sold and leased back the property and building related to one of its dealership facilities under a long-term lease arrangement with a third-party. In addition, the Company also sold and leased back property and buildings related to one of its dealership facilities under a long-term lease to a party that was formerly related to the Company, based upon contractual commitments entered into when the parties were related. These leases have been accounted for as capital leases, resulting in the recognition of $14.7 million of capital lease assets and obligations, which are included in Property and Equipment and Capital Lease Obligations Related to Real Estate, respectively, in the Company’s Consolidated Balance Sheets. The outstanding balance of these capital leases as of December 31, 2008 was $14.2 million.
All Long-Term Debt
     Total interest expense on the 2.25% Notes and the 8.25% Notes for the years ended December 31, 2008, 2007 and 2006 was approximately $13.4 million, $16.9 million and $15.3 million, excluding amortization cost of $8.8 million, $8.4 million and $4.4 million, respectively. Included in total interest expense, as a result of the adoption of APB 14-1, is an increase of $7.9 million, $7.3 million and $3.5 million of non-cash interest for the twelve months ended December 31, 2008, 2007, and 2006, respectively.
     Total interest expense on the Mortgage Facility and Acquisition Line for the years ended December 31, 2008, 2007 and 2006, was approximately $10.2 million, $6.3 million and $1.0 million, excluding amortization cost of $0.6 million, $0.4 million and $0.2 million, respectively.
     Total interest incurred on various other notes payable, which were included in long-term debt on the accompanying balance sheets, was approximately $1.1 million, of which $0.7 million and $0.4 million related to our March 2008 and June 2008 Real Estate Notes for the year ended December 31, 2008. In addition, the Company incurred $3.7 million, $1.8 million and $1.2 million of total interest expense related to capital leases and other various notes payable for the years ended December 31, 2008, 2007 and 2006, respectively.
     The Company capitalized approximately $1.0 million, $2.0 million, and $0.7 million of interest on construction projects in 2008, 2007 and 2006, respectively.
     The aggregate annual maturities of long-term debt for the next five years are as follows (in thousands):

2009	$13,594
2010	43,969
2011	13,676
2012	204,199
2013	77,384
Thereafter	262,771

$615,593

16. FAIR VALUE MEASUREMENTS
     SFAS 157, which the Company prospectively adopted on January 1, 2008, defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. SFAS 157 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date:

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
•	Level 1 — unadjusted, quoted prices for identical assets or liabilities in active markets;

•	Level 2 — quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3 — unobservable inputs based upon the reporting entity’s internally developed assumptions that market participants would use in pricing the asset or liability.
     The Company evaluated its financial assets and liabilities for those that met the criteria of the disclosure requirements and fair value framework of SFAS 157. The Company identified investments in marketable securities and debt instruments and interest rate financial derivative instruments as having met such criteria.
     Marketable Securities and Debt Instruments
     The Company accounts for its investments in marketable securities and debt instruments under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Instruments (as amended),” which established standards of financial accounting and reporting for investments in equity instruments that have readily determinable fair values and for all investments in debt securities. Accordingly, the Company designates these investments as available-for-sale, measures them at fair value and classifies them as either Cash and cash equivalents or Other assets in the accompanying Consolidated Balance Sheets based upon maturity terms and certain contractual restrictions.
     The Company maintains multiple trust accounts comprised of money market funds with short-term investments in marketable securities, such as U.S. government securities, commercial paper and bankers acceptances, that have maturities of less than three months. The Company determined that the valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, has classified such investments within Level 1 of the SFAS 157 hierarchy framework.
     Also within its trust accounts, the Company holds investments in debt instruments, such as government obligations and other fixed income securities. The debt securities are measured based upon quoted market prices utilizing public information, independent external valuations from pricing services or third-party advisors. Accordingly, the Company has concluded the valuation measurement inputs of these debt securities to represent, at their lowest level, quoted market prices for identical or similar assets in markets where there are few transactions for the assets and has categorized such investments within Level 2 of the SFAS 157 hierarchy framework.
     Interest Rate Derivative Instruments
     As described in Note 14 to the Consolidated Financial Statements, the Company utilizes an interest rate hedging strategy in order to stabilize earnings exposure related to fluctuations in interest rates. The Company measures its interest rate derivative instruments utilizing an income approach valuation technique, converting future amounts of cash flows to a single present value in order to obtain a transfer exit price within the bid and ask spread that is most representative of the fair value of its derivative instruments. In measuring fair value, the Company utilizes the option-pricing Black-Scholes present value technique for all of its derivative instruments. This option-pricing technique utilizes a LIBOR forward yield curve, obtained from an independent external service provider, matched to the identical maturity term of the instrument being measured. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. The Company has determined the valuation measurement inputs of these derivative instruments to maximize the use of observable inputs that market participants would use in pricing similar or identical instruments and market data obtained from independent sources, which is readily observable or can be corroborated by observable market data for substantially the full term of the derivative instrument. Further, the valuation measurement inputs minimize the use of unobservable inputs. Accordingly, the Company has classified the derivatives within Level 2 of the SFAS 157 hierarchy framework.
     The fair value of our short-term investments, debt securities and interest rate derivative instruments as of December 31, 2008 were as follows:

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))

	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Short-term investments	$3,790	$—	$—	$3,790
Debt securities	—	6,139	—	6,139

Total	$3,790	$6,139	$—	$9,929

Liabilities
Interest rate derivative financial instruments	$—	$(44,655)	$—	$(44,655)

17. COMMITMENTS AND CONTINGENCIES
     Legal Proceedings
     From time to time, our dealerships are named in various types of litigation involving customer claims, employment matters, class action claims, purported class action claims, as well as, claims involving the manufacturer of automobiles, contractual disputes and other matters arising in the ordinary course of business. Due to the nature of the automotive retailing business, we may be involved in legal proceedings or suffer losses that could have a material adverse effect on our business. In the normal course of business, we are required to respond to customer, employee and other third-party complaints. In addition, the manufacturers of the vehicles we sell and service have audit rights allowing them to review the validity of amounts claimed for incentive, rebate or warranty-related items and charge us back for amounts determined to be invalid rewards under the manufacturers’ programs, subject to our right to appeal any such decision. Amounts that have been accrued or paid related to the settlement of litigation are included in Selling, General and Administrative Expenses in the Company’s Consolidated Statement of Operations.
     Through relationships with insurance companies, our dealerships sold credit insurance policies to our vehicle customers and received payments for these services. Recently, allegations have been made against insurance companies with which we do business that they did not have adequate monitoring processes in place and, as a result, failed to remit to credit insurance policyholders the appropriate amount of unearned premiums when the policy was cancelled in conjunction with early payoffs of the associated loan balance. Some of our dealerships have received notice from insurance companies advising us that they have entered into settlement agreements and indicating that the insurance companies expect the dealerships to return commissions on the dealerships’ portion of the premiums that are required to be refunded to customers. To date, the Company has paid out $1.5 million in the aggregate to settle its contractual obligations with the insurance companies. The commissions received on the sale of credit insurance products are deferred and recognized as revenue over the life of the policies, in accordance with SFAS No. 60. As such, a portion of this pay-out was offset against deferred revenue, while the remainder was recognized as a finance and insurance chargeback expense in 2008 and 2007. The Company believes that it has meritorious defenses that it will pursue for a portion of these chargebacks, but anticipates paying some additional amount of claims or probable settlements in the future. However, the exact amounts cannot be determined with any certainty at this time.
     Notwithstanding the foregoing, we are not a party to any legal proceedings, including class action lawsuits to which we are a party that, individually or in the aggregate, are reasonably expected to have a material adverse effect on our results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our results of operations, financial condition or cash flows.
     Other Matters
     The Company, acting through its subsidiaries, is the lessee under many real estate leases that provide for the use by the Company’s subsidiaries of their respective dealership premises. Pursuant to these leases, the Company’s subsidiaries generally agree to indemnify the lessor and other parties from certain liabilities arising as a result of the use of the leased premises, including environmental liabilities, or a breach of the lease by the lessee. Additionally, from time to time, the Company enters into agreements in connection with the sale of assets or businesses in which it agrees to indemnify the purchaser, or other parties, from certain liabilities or costs arising in connection with the assets or business. Also, in the ordinary course of business in connection with purchases or sales of goods and services, the

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
Company enters into agreements that may contain indemnification provisions. In the event that an indemnification claim is asserted, liability would be limited by the terms of the applicable agreement.
     From time to time, primarily in connection with dealership dispositions, the Company’s subsidiaries assign or sublet to the dealership purchaser the subsidiaries’ interests in any real property leases associated with such stores. In general, the Company’s subsidiaries retain responsibility for the performance of certain obligations under such leases to the extent that the assignee or sublessee does not perform, whether such performance is required prior to or following the assignment or subletting of the lease. Additionally, the Company and its subsidiaries generally remain subject to the terms of any guarantees made by the Company and its subsidiaries in connection with such leases. Although the Company generally has indemnification rights against the assignee or sublessee in the event of non-performance under these leases, as well as certain defenses, and the Company presently has no reason to believe that it or its subsidiaries will be called on to perform under any such assigned leases or subleases, the Company estimates that lessee rental payment obligations during the remaining terms of these leases are approximately $31.4 million at December 31, 2008. The Company and its subsidiaries also may be called on to perform other obligations under these leases, such as environmental remediation of the leased premises or repair of the leased premises upon termination of the lease, although the Company presently has no reason to believe that it or its subsidiaries will be called on to so perform and such obligations cannot be quantified at this time. The Company’s exposure under these leases is difficult to estimate and there can be no assurance that any performance of the Company or its subsidiaries required under these leases would not have a material adverse effect on the Company’s business, financial condition and cash flows.

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION
     The following tables include condensed consolidating financial information as of December 31, 2008 and 2007, and for the years then ended for Group 1 Automotive, Inc.’s (as issuer of the 8.25% Notes) guarantor subsidiaries and non-guarantor subsidiaries (representing foreign entities). The condensed consolidating financial information includes certain allocations of balance sheet, income statement and cash flow items that are not necessarily indicative of the financial position, results of operations or cash flows of these entities on a stand-alone basis.
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2008

			Group 1 Automotive,	Guarantor	Non-Guarantor
	Total Company	Elimination	Inc.	Subsidiaries	Subsidiaries
	(In thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,144	$—	$—	$22,598	$546
Accounts and other receivables, net	170,184	—	—	167,975	2,209
Inventories	845,944	—	—	835,447	10,497
Deferred and other current assets	57,352	—	—	44,100	13,252

Total current assets	1,096,624	—	—	1,070,120	26,504
PROPERTY AND EQUIPMENT, net	514,891	—	—	494,616	20,275
GOODWILL AND OTHER INTANGIBLES	655,784	—	—	649,520	6,264
INVESTMENT IN SUBSIDIARIES	—	(868,547)	868,547	—	—
OTHER ASSETS	20,815	—	2,844	3,951	14,020

Total assets	$2,288,114	$(868,547)	$871,391	$2,218,207	$67,063

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Floorplan notes payable — credit facility	$693,692	$—	$—	$693,692	$—
Floorplan notes payable — manufacturer affiliates	128,580	—	—	123,094	5,486
Current maturities of long-term debt	13,594	—	—	13,445	149
Accounts payable	74,235	—	—	65,864	8,371
Intercompany accounts payable	—	—	171,164	(156,836)	(14,328)
Accrued expenses	94,395	—	—	92,704	1,691

Total current liabilities	1,004,496	—	171,164	831,963	1,369
LONG TERM DEBT, net of current maturities	536,723	—	—	522,204	14,519
LIABILITIES FROM INTEREST RATE RISK MANAGEMENT ACTIVITIES	44,655	—	—	44,655	—
DEFERRED AND OTHER LIABILITIES	29,903	—	—	28,104	1,799

Total liabilities before deferred revenues	1,615,777	—	171,164	1,426,926	17,687
DEFERRED REVENUES	10,220	—	—	1,514	8,706
STOCKHOLDERS’ EQUITY:
TOTAL STOCKHOLDERS’ EQUITY	662,117	(868,547)	700,227	789,767	40,670

Total liabilities and stockholders’ equity	$2,288,114	$(868,547)	$871,391	$2,218,207	$67,063

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2007

			Group 1 Automotive,	Guarantor	Non-Guarantor
	Total Company	Elimination	Inc	Subsidiaries	Subsidiaries
			(In thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$34,248	$—	$—	$33,633	$615
Accounts and other receivables, net	272,098	—	—	266,844	5,254
Inventories	878,168	—	—	859,396	18,772
Assets related to discontinued operations	30,531	—	—	30,531	—
Deferred and other current assets	47,938	—	—	34,984	12,954

Total current assets	1,262,983	—	—	1,225,388	37,595
PROPERTY AND EQUIPMENT, net	427,223	—	—	399,148	28,075
GOODWILL AND OTHER INTANGIBLES	787,245	—	—	778,793	8,452
INVESTMENT IN SUBSIDIARIES	—	(784,623)	784,623	—	—
OTHER ASSETS	28,653	—	2,884	4,777	20,992

Total assets	$2,506,104	$(784,623)	$787,507	$2,408,106	$95,114

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Floorplan notes payable — credit facility	$648,469	$—	$—	$648,469	$—
Floorplan notes payable — manufacturer affiliates	170,911	—	—	162,219	8,692
Current maturities of long-term debt	12,260	—	—	8,000	4,260
Accounts payable	111,458	—	—	98,962	12,496
Intercompany accounts payable	—	—	36,183	(36,183)	—
Liabilities related to discontinued operations	35,180	—	—	35,180	—
Accrued expenses	100,000	—	—	98,746	1,254

Total current liabilities	1,078,278	—	36,183	1,015,393	26,702

LONG TERM DEBT, net of current maturities	583,166	—	—	582,895	271
LIABILITIES FROM INTEREST RATE RISK MANAGEMENT ACTIVITIES	16,188	—	—	16,188	—
DEFERRED AND OTHER LIABILITIES	70,176	—	—	68,277	1,899

Total liabilities before deferred revenues	1,747,808	—	36,183	1,682,753	28,872
DEFERRED REVENUES	16,531	—	—	2,098	14,433
STOCKHOLDERS’ EQUITY:
TOTAL STOCKHOLDERS’ EQUITY	741,765	(784,623)	751,324	723,255	51,809

Total liabilities and stockholders’ equity	$2,506,104	$(784,623)	$787,507	$2,408,106	$95,114

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2008

			Group 1 Automotive,	Guarantor	Non-Guarantor
	Total Company	Elimination	Inc.	Subsidiaries	Subsidiaries
			(In thousands)
Revenue	$5,654,087	$—	$—	$5,490,885	$163,202
Cost of Sales	4,738,426	—	—	4,596,663	141,763

Gross profit	915,661	—	—	894,222	21,439

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	739,430	—	3,037	718,076	18,317
DEPRECIATION AND AMORTIZATION EXPENSE	25,652	—	—	24,313	1,339
ASSET IMPAIRMENTS	163,023	—	—	162,525	498

INCOME (LOSS) FROM OPERATIONS	(12,444)	—	(3,037)	(10,692)	1,285

OTHER INCOME (EXPENSE)
Floorplan interest expense	(46,377)	—	—	(45,283)	(1,094)
Other interest expense, net	(36,783)	—	—	(36,474)	(309)
Gain on redemption of senior subordinated and convertible notes	18,126	—	—	18,126	—
Other income (expense), net	302	—	—	305	(3)
Equity in earnings of subsidiaries	—	44,976	(44,976)	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(77,176)	44,976	(48,013)	(74,018)	(121)
PROVISION (BENEFIT) FOR INCOME TAXES	(31,166)	—	—	(31,168)	2

INCOME (LOSS) FROM CONTINUING OPERATIONS	(46,010)	44,976	(48,013)	(42,850)	(123)
LOSS RELATED TO DISCONTINUED OPERATIONS	(2,003)	—	—	(2,003)	—

NET INCOME (LOSS)	$(48,013)	$44,976	$(48,013)	$(44,853)	$(123)

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2007

	Total		Group 1 Automotive,	Guarantor	Non-Guarantor
	Company	Elimination	Inc.	Subsidiaries	Subsidiaries
			(In thousands)
Revenue	$6,260,217	$—	$—	$6,086,118	$174,099
Cost of Sales	5,285,750	—	—	5,134,653	151,097

Gross profit	974,467	—	—	951,465	23,002
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	758,877	—	1,253	740,365	17,259
DEPRECIATION AND AMORTIZATION EXPENSE	20,438	—	—	19,089	1,349
ASSET IMPAIRMENTS	16,784	—	—	16,784	—

INCOME (LOSS) FROM OPERATIONS	178,368	—	(1,253)	175,227	4,394

OTHER INCOME (EXPENSE)
Floorplan interest expense	(46,822)	—	—	(46,007)	(815)
Other interest expense, net	(30,068)	—	—	(29,688)	(380)
Loss on redemption of senior subordinated and convertible notes	(1,598)	—	—	(1,598)	—
Other income, net	560	—	—	531	29
Equity in earnings of subsidiaries	—	(64,668)	64,668	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	100,440	(64,668)	63,415	98,465	3,228
PROVISION FOR INCOME TAXES	35,893	—	—	34,810	1,083

INCOME (LOSS) FROM CONTINUING OPERATIONS	64,547	(64,668)	63,415	63,655	2,145
LOSS RELATED TO DISCONTINUED OPERATIONS	(1,132)	—	—	(1,132)	—

NET INCOME (LOSS)	$63,415	$(64,668)	$63,415	$62,523	$2,145

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2008

		Group 1 Automotive,	Guarantor	Non-Guarantor
	Total Company	Inc.	Subsidiaries	Subsidiaries
		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities, from continuing operations	$183,746	$(3,037)	$195,462	$(8,679)

Net cash used in operating activities, from discontinued operations	(13,373)	—	(13,373)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(142,834)	—	(141,621)	(1,213)
Cash paid in acquisitions, net of cash received	(48,602)	—	(48,602)	—
Proceeds from sales of franchises, property and equipment	25,234	—	23,897	1,337
Other	1,490	—	224	1,266

Net cash provided by (used in) investing activities, from continuing operations	(164,712)	—	(166,102)	1,390

Net cash provided by investing activities, from discontinued operations	23,051	—	23,051	—

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on credit facility — Floorplan Line	5,118,757	—	5,118,757	—
Repayments on credit facility — Floorplan Line	(5,074,782)	—	(5,074,782)	—
Repayments on credit facility — Acquisition Line	(245,000)	—	(245,000)	—
Borrowings on credit facility — Acquisition Line	160,000	—	160,000	—
Borrowings on mortgage facility	54,625	—	54,625	—
Repurchase of long-term debt	(52,761)	—	(52,761)	—
Borrowings of long-term debt related to real estate purchases	50,171	—	33,627	16,544
Dividends paid	(10,955)	(10,955)	—	—
Principal payments on mortgage facility	(7,944)	—	(7,944)	—
Principal payments of long-term debt	(7,449)	—	(3,167)	(4,282)
Proceeds from issuance of common stock to benefit plans	3,201	3,201	—	—
Borrowings on other facilities for acquisitions	1,490	—	1,490	—
Excess tax benefits from stock-based compensation	(1,099)	—	(1,099)	—
Repurchases of common stock, amounts based on settlement date	(776)	(776)	—	—
Debt issue costs	(365)	—	(365)	—
Borrowings (repayments) with subsidiaries	—	178,575	(178,575)	—
Investment In subsidiaries	—	(176,496)	175,687	809
Distributions to parent	—	9,488	(9,463)	(25)

Net cash provided by (used in) financing activities, from continuing operations	(12,887)	3,037	(28,970)	13,046

Net cash used in financing activities, from discontinued operations	(21,103)	—	(21,103)	—

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(5,826)	—	—	(5,826)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,104)	—	(11,035)	(69)
CASH AND CASH EQUIVALENTS, beginning of period	34,248	—	33,633	615

CASH AND CASH EQUIVALENTS, end of period	$23,144	$—	$22,598	$546

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2007

		Group 1 Automotive,	Guarantor	Non-Guarantor
	Total Company	Inc.	Subsidiaries	Subsidiaries
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities, from continuing operations	$10,997	$(1,253)	$(465)	$12,715

Net cash used in operating activities, from discontinued operations	$(3,431)	$—	$(3,431)	$—

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(146,498)	—	(146,323)	(175)
Cash paid in acquisitions, net of cash received	(281,834)	—	(232,417)	(49,417)
Proceeds from sales of franchises, property and equipment	32,708	—	32,708	—
Other	2,658	—	2,800	(142)

Net cash used in investing activities, from continuing operations	(392,966)	—	(343,232)	(49,734)

Net cash used in investing activities, from discontinued operations	(199)	—	(199)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on credit facility — Floorplan Line	5,493,645	—	5,493,645	—
Repayments on credit facility — Floorplan Line	(5,268,183)	—	(5,268,183)	—
Borrowings on credit facility — Acquisition Line	170,000	—	170,000	—
Borrowings on mortgage facility	133,684	—	133,684	—
Repurchases of common stock, amounts based on settlement date	(63,039)	(63,039)	—	—
Repurchase of long-term debt	(36,865)	—	(36,865)	—
Repayments on credit facility — Acquisition Line	(35,000)	—	(35,000)	—
Dividends paid	(13,284)	(13,284)	—	—
Proceeds from issuance of common stock to benefit plans	5,038	5,038	—	—
Principal payments on mortgage facility	(2,367)	—	(2,367)	—
Principal payments of long-term debt	(1,861)	—	(1,189)	(672)
Debt issue costs	(3,630)	—	(3,630)	—
Repayments on other facilities for divestitures	(2,498)	—	(2,498)	—
Excess tax benefits from stock-based compensation	150	—	150	—
Borrowings (repayments) with subsidiaries	—	57,518	(57,518)	—
Investment In subsidiaries	—	(82,616)	41,832	40,784
Distributions to parent	—	97,636	(94,836)	(2,800)

Net cash provided by financing activities, from continuing operations	375,790	1,253	337,225	37,312

Net cash provided by financing activities, from discontinued operations	4,750	—	4,750	—

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(33)	—	—	(33)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,092)	—	(5,352)	260
CASH AND CASH EQUIVALENTS, beginning of period	39,340	—	38,985	355

CASH AND CASH EQUIVALENTS, end of period	$34,248	$—	$33,633	$615

GROUP 1 AUTOMOTIVE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 2))
19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter
Year Ended December 31,	First	Second	Third	Fourth	Full Year
	(In thousands, except per share data)
2008
Total revenues	$1,503,263	$1,583,115	$1,433,974	$1,133,735	$5,654,087
Gross profit	247,579	251,411	229,619	187,052	915,661
Net income (loss)	15,178	16,003	(21,817)	(57,377)	(48,013)
Basic earnings (loss) per share	0.68	0.71	(0.97)	(2.54)	(2.13)
Diluted earnings (loss) per share	0.67	0.71	(0.96)	(2.52)	(2.12)

2007
Total revenues	$1,488,401	$1,646,277	$1,625,405	$1,500,134	$6,260,217
Gross profit	241,145	252,177	251,292	229,853	974,467
Net income	16,344	23,097	19,666	4,308	63,415
Basic earnings per share	0.68	0.97	0.85	0.19	2.73
Diluted earnings per share	0.68	0.97	0.85	0.19	2.71
     During the third quarter of 2008, the Company incurred charges of $37.1 million related to the impairment of certain intangible franchise rights, and $11.1 million related to the impairment of certain fixed assets. Also, during the fourth quarter of 2008, the Company incurred charges of $114.8 million related to the impairment of certain intangible franchise rights. See Note 10.
     During the fourth quarter of 2007, the Company incurred charges of $9.2 million related to the impairment of certain intangible franchise rights, and $7.6 million related to the impairment of certain fixed assets and disposal of certain dealership franchises. See Note 10 for further details regarding the Company’s impairment charges.
20. RELATED PARTY TRANSACTION
     During the second quarter of 2006, the Company sold a Pontiac and GMC franchised dealership to a former employee for approximately $1.9 million, realizing a gain of approximately $0.8 million. During the third quarter of 2006, the Company sold a Kia franchised dealership to a former employee for approximately $1.1 million, realizing a gain of approximately $1.0 million. These transactions were entered into on terms comparable with those in recent transactions between the Company and unrelated third parties and that the Company believes represent fair market value.